UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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2026
PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Monday, May 11, 2026
10:00 AM Eastern Time

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
Haverty Furniture Companies, Inc. ("Haverty Furniture") will hold its 2026 Annual Meeting of Stockholders (the Annual Meeting") on Monday, May 11, 2026, beginning at 10:00 a.m. Eastern Time, at the Courtyard Baltimore Downtown/Inner Harbor, 1000 Aliceanna Street, Baltimore, Maryland 21202.

Your Vote is Important:
Please carefully review the proxy materials and follow the instructions and cast your vote as soon as possible in one of the following ways:

Internet www.proxyvote.com	By Phone 1-800-690-6903	Sign, date and return your proxy card

Items of Business:

•Elect the eight Class A Common Stock director nominees named in the attached Proxy Statement for a one-year term;
•Elect the three Common Stock director nominees named in the attached Proxy Statement for a one-year term;
•Approve, through a non-binding advisory vote, the compensation of our named executive officers as disclosed in the attached Proxy Statement;
•Approve the 2026 Long Term Incentive Plan;
•Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026; and
•Act upon such other business as may properly come before the Annual Meeting or any adjournments.

Only stockholders of record at the close of business on March 13, 2026 are entitled to notice of and to vote at the Annual Meeting. Please read the attached Proxy Statement which contains detailed information about the matters we are asking you to vote on. As a stockholder, your vote is very important, and Haverty Furniture board of directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS
Brendan P. McGill
Senior Vice President, General Counsel and
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 11, 2026.

Our Proxy Statement and 2025 Annual Report on Form 10-K are available at www.proxyvote.com and on Haverty Furniture's website at https://ir.havertys.com under "Reports & Financials" then "SEC Filings".

Dear Fellow Stockholders,
For over 140 years, Haverty Furniture Companies, Inc. ("Haverty Furniture") has been helping American families bring the vision of their perfect home to life. From our founding by J.J. Haverty in downtown Atlanta in 1885, to the 129 stores we operate today across 17 states, Havertys has built an enduring legacy rooted in quality, integrity, teamwork and personalized service. In 2025, we continued to build on our remarkable heritage — strengthening our brand, expanding our footprint, and investing in the capabilities that position Havertys for sustained growth.
2025 Results
2025 was a year of perseverance and agility as a challenging demand environment for the home furnishings industry continued. Elevated mortgage rates, a prolonged housing market slowdown, significant disruption and volatility due to changes to tariff policy, geopolitical uncertainty and continued cautious consumer spending on big-ticket items weighed heavily on industry-wide traffic and sales. Despite these external pressures, our team remained focused and delivered results that reflect the underlying strength of our operating model.
For the full year, we generated consolidated net sales of $759.0 million, pre-tax income of $26.8 million and comparable store sales increase of 2.1%. These results reflect a 5.0% increase in net sales and 2.6% increase in pre-tax income over 2024, with net income down 1.1% for the year. Despite the significant industry challenges, we maintained strong gross profit margins of 60.7%, demonstrating the pricing discipline and merchandising excellence that have become hallmarks of our company.
Our team’s efforts also resulted in improving operating metrics in 2025. We finished the year with an overall average ticket of $3,530, representing a 4.7% increase compared to the prior year. Our design consultants continued to be a powerful differentiator in 2025 with the average ticket in this category rising 9.7% to $7,781 while maintaining stable unit sales per customer.
Store Growth
In 2025, we continued to strengthen our retail presence by opening three new stores. Two of these locations in Texas—Webster and New Caney—were strategically added to expand our footprint in the Houston market. Additionally, we relocated our Daytona Beach, Florida store during the second quarter to better serve our customers in that region. Taking into account two strategic closures of underperforming locations, we finished the year with 129 stores.
Looking ahead, our store expansion plans for 2026 are already progressing at a rapid pace. We have signed five new leases for locations in Fenton, MO (St. Louis), Mt Juliet, TN (Nashville), Aliana, TX (Houston), Baytown, TX (Houston), and Ross Township, PA (Pittsburgh).
In addition to our new store investments, we plan to continue our significant investment in store remodels, updating design centers and mattress departments – ensuring that our facilities remain modern, appealing and equipped to meet evolving customer needs.
Sales Initiatives
In 2025 we refreshed our promotional strategy to deepen engagement and drive sales. We broadened outreach to current and new customers, enhanced credit offerings to make larger purchases more accessible, and calibrated promotions to reflect cost pressures while preserving value. We also increased marketing investment and strengthened our online experience. Together, these actions improved performance, expanded our reach, and elevated brand visibility.
Strength of our Partnerships
Our ability to provide the distinctive Havertys experience is rooted in decades‑long supplier partnerships built on mutual respect and fair dealing—honoring commitments, paying on time, and communicating clearly in any environment. This relationship‑first model with our partners is a differentiating advantage for us.
Because partners know what to expect from Havertys, we earn preferred treatment and deeper collaboration, which translate to distinctive designs, dependable quality, and reliable availability for customers. For stockholders, these partnerships support margin stability and supply chain resilience—a benefit that competitors cannot easily replicate.

Creating Value for our Stockholders
In 2025, we remained committed to delivering value to our stockholders through a combination of dividends and share repurchases. Over the course of the year, we returned approximately $25.6 million to stockholders. Of this total, $20.8 million was distributed as dividends, reinforcing our dedication to consistent and reliable returns. Additionally, we executed share repurchases totaling $4.8 million.
Our balance sheet remains a source of competitive strength. We ended the year with zero funded debt, over $125.3 million in cash, and an undrawn $80 million revolving credit facility — a balance sheet that provides extraordinary flexibility and enables us to invest in growth opportunities, weather economic cycles, and continue returning meaningful capital to stockholders through dividends and buybacks.
Our People
None of our accomplishments would be possible without the dedication and talent of our team members across all of our stores, our distribution and delivery centers, and our corporate headquarters. Our team members are the face of the Havertys brand, and their commitment to delivering an outstanding customer experience at every level is what sets us apart.
Looking Ahead: A Year of Momentum
We enter 2026 with renewed momentum, a clear strategy, and a strong platform for growth. Our priorities are straightforward: expand selectively in key markets, deepen our design‑led experience, strengthen the brand with targeted marketing and smart merchandising, leverage technology to elevate the customer experience and enhance productivity, and maintain disciplined capital allocation.
Havertys is well-positioned to capture demand as the housing cycle turns, with our expanded store base, debt-free balance sheet, and differentiated brand.
We’d like to thank our dedicated team members, our valued supply partners, our Board of Directors, and our loyal stockholders for your continued confidence and support. And to our customers — we are deeply grateful for your trust.
Sincerely,

Clarence H. Smith Executive Chairman of the Board	Steven G. Burdette President and Chief Executive Officer

Our Board of Directors

Our Board of Directors (the "Board") is a highly engaged group of individuals that provides strong, effective oversight of Haverty Furniture Companies, Inc. (“Havertys Furniture” or the "Company"). Both individually and collectively, our directors have the qualifications, skills and experience needed to inform and oversee the Company’s long-term strategic growth priorities. The Board believes that a variety and balance of perspectives on the Board results in more thoughtful and robust deliberations, and ultimately, better decisions.

The nominees for election at the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting") were recommended to the Board by its Nominating, Compensation and Governance Committee (the “NCG Committee”). The Board has a rigorous process to ensure that its composition is aligned with the evolving needs of the Company, as further discussed in this section.

The holders of Class A common stock will elect eight directors and the holders of common stock will elect three directors. Each elected director will hold office until the next annual meeting. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. All of the nominees are currently directors of the Company. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the NCG Committee and the Board.

Nominee	Independent	Director Since	Primary (or Former Occupation)	Committees
Class A Common Stock Nominees
Steven G. Burdette		2025	President and CEO , Havertys Furniture	E
L. Allison Dukes	✗	2016	Chief Financial Officer, Invesco Ltd.	N(CC), E
Rawson Haverty Jr.		1992	Former SVP, Real Estate and Development, Havertys Furniture
Natalie B. Morhous	✗	2024	Chairman and Chief Executive Officer, RaceTrac Inc.	N
Vicki R. Palmer	✗	2001	Former EVP, Financial Services and Administration, Coca-Cola Enterprises, Inc.	A
Derek G. Schiller	✗	2020	President and CEO, Atlanta Braves	N
E. Kendrick Smith		2026	Former partner at Jones Day
Al Trujillo	✗	2003	President and COO, Georgia Tech Foundation	A(CC), N, E
Common Stock Nominees
Michael R. Cote	✗	2022	Former CEO, Secureworks Inc.	A
G. Thomas Hough	✗	2018	Former Americas Vice Chair, Ernst & Young LLP	L, A, N, E(CC)
Clarence H. Smith		1989	Executive Chairman, Havertys Furniture	E, CB
A - Audit Committee N - Nominating, Compensation and Governance Committee E - Executive Committee
L - Lead Director CC - Committee Chair CB - Chairman of the Board

Proposal 1. Election of Directors

What am I voting on?	Holders of Class A common stock are being asked to elect eight directors for a one-year term. Holders of common stock are being asked to elect three directors for a one-year term.

Voting recommendation:	Our Board recommends a vote “For” each of the director nominees.
2026 Proxy Statement | 1

Our Board - Nominee Qualifications

The Board acting through its NCG Committee, seeks directors who collectively possess the experience, skills, backgrounds, and other qualifications necessary to effectively oversee our Company and evolving business circumstances. The NCG Committee seeks directors with established records of significant accomplishments in business and areas relevant to our business strategies. Each director nominee was nominated on the basis of the unique experience, background, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the other nominees.

Director Nominations. The NCG Committee is primarily responsible for identifying and evaluating director candidates and for recommending the re-nomination of incumbent directors. The NCG Committee, which consists entirely of independent directors, regularly reviews the appropriate size and composition of the Board and anticipates vacancies and required expertise. The NCG Committee reviews potential nominees from several sources, including directors, management, stockholders or others. The NCG Committee is also authorized to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.
The NCG Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing in accordance with our procedures to submit stockholder proposals set forth on page 61. There is no difference in the manner in which the NCG Committee evaluates proposed nominees that are recommended by a stockholder.
Director Qualifications. Our business involves many aspects of retail including store operations and merchandising, supply chain, finance, real estate, marketing, finance, information technology and cybersecurity, human capital management, regulatory, and corporate governance. We seek potential nominees with experience and skills in these aspects of our business. In evaluating potential nominees, the NCG Committee will review and consider, among other factors, the nominee’s relevant career and business operations experience, judgment, industry knowledge, independence, character, demonstrated leadership skills, financial literacy, and experience in the context of the needs of the Board at the time and the then-current mix of director attributes. The NCG Committee believes that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the NCG Committee considers the entirety of each candidate’s credentials.
The following chart summarizes each director nominee's key experience, skills, and other qualifications. Please see each director's biography for additional detail on experience, skills and qualifications.

	Class A Common Stock Nominees								Common Stock Nominees
Experience/Skills/Qualifications	Steven G. Burdette	L. Allison Dukes	Rawson Haverty, Jr.	Natalie B. Morhous	Vicki R. Palmer	Derek G. Schiller	E. Kendrick Smith	Al Trujillo	Michael R. Cote	G. Thomas Hough	Clarence H. Smith
C-Suite Experience	▲	▲	▲	▲	▲	▲	▲	▲	▲		▲
Public Company Experience	▲	▲	▲		▲	▲	▲	▲	▲	▲	▲
Finance	▲	▲		▲	▲		▲	▲	▲	▲	▲
Risk Management	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲	▲
Merchandising/Supply Chain	▲		▲	▲		▲	▲				▲
Marketing/Brand Building	▲	▲	▲	▲		▲					▲
Retail/Sales	▲		▲	▲		▲	▲	▲	▲	▲	▲
Real Estate	▲		▲	▲		▲	▲				▲
Human Capital Management	▲	▲		▲			▲	▲	▲	▲	▲
Information Security and Cybersecurity									▲
Regulatory & Compliance		▲					▲	▲		▲

2026 Proxy Statement | 2

Our Board - Class A Common Stock Director Nominees

The biography of each of the nominees contains information regarding such nominee’s experience and his or her director positions held currently or at any time during the last five years and a non-exhaustive summary of qualifications for service on our board.
The nominees for holders of Class A Common Stock include: Steven G. Burdette, L. Allison Dukes, Rawson Haverty, Jr., Natalie B. Morhous, Vicki R. Palmer, Derek G. Schiller, E. Kendrick Smith and Al Trujillo.

Steven G. Burdette
Age: 64 Director since: 2025 Management Director Committee Membership: Executive
Mr. Burdette has served as the Chief Executive Officer of the Company since January 2025 and as President since March 2021. Mr. Burdette began his career with Havertys Furniture in 1983 as a Manager Trainee in Tampa, Florida. Over more than four decades with the Company, Mr. Burdette has held numerous leadership roles across all operational functions of the Company, including Vice President of Merchandising, Senior Vice President of Operations, Executive Vice President, Stores, and Executive Vice President, Operations. In addition, he has led strategic initiatives to reorganize the Company's distribution center strategy and grow the Company to 129 stores in 17 states. Mr. Burdette is a graduate of the University of Georgia, where he earned a Bachelor of Business Administration degree in Finance. Mr. Burdette serves on the Board of Directors and Executive Committee of the Metro Atlanta Chamber of Commerce.
Director Qualifications:
Mr. Burdette brings extensive knowledge of Havertys’ operations, merchandising, and strategic initiatives gained through more than 40 years of service with the Company. His deep understanding of the furniture retail industry, combined with proven leadership in operational excellence and long-term growth strategies, provides valuable insight to the Board. His experience in guiding Havertys through evolving market conditions and implementing initiatives to enhance customer experience and shareholder value makes him well qualified to serve as a Director.

2026 Proxy Statement | 3

Our Board - Class A Common Stock Director Nominees

L. Allison Dukes
Age: 51 Director since: 2016 Committee Membership: Nominating, Compensation and Corporate Governance - Chair Executive
Ms. Dukes has served as Senior Managing Director and Chief Financial Officer of Invesco Ltd., a global investment management firm, since 2020. In this role, she oversees all global corporate finance functions, including strategic and financial planning, investor relations, corporate development, accounting, tax, treasury, procurement, corporate services, and global public policy. Prior to joining Invesco, Ms. Dukes was Chief Financial Officer of SunTrust Banks, Inc. (now Truist Financial Corporation) from 2018 to 2019, where she played a key role in structuring the merger with BB&T Corporation. During her 20-year tenure at SunTrust, she held numerous leadership positions, including Head of Commercial & Business Banking, President and Chief Executive Officer of the Atlanta Division, Co-Head of Private Wealth Management, and Managing Director and Head of Syndicated Finance Originations for SunTrust Robinson Humphrey.
Ms. Dukes earned a Bachelor of Science degree in Mathematics from Vanderbilt University and a Master of Business Administration from Emory University’s Goizueta Business School. She is active in civic and educational organizations, serving on the Board of Trustees of Children’s Healthcare of Atlanta and Emory University, and is a past Chair of Junior Achievement of Georgia.
Director Qualifications
Ms. Dukes brings to our Board extensive experience in corporate finance, strategic planning, and risk management. Her leadership roles at major financial institutions and a global asset management firm provide deep expertise in capital allocation, financial reporting, and governance. She has significant experience with mergers and acquisitions, investor relations, and regulatory compliance, which strengthens the Board’s oversight of financial strategy and enterprise risk. In addition, her experience on public company management teams and leadership of community organizations enhances the Company’s commitment to strong corporate governance and ethical leadership.

2026 Proxy Statement | 4

Our Board - Class A Common Stock Director Nominees

Rawson Haverty Jr.
Age: 70 Director since: 1992 Committee Membership: None
Mr. Haverty served as Senior Vice President, Real Estate and Development of Haverty Furniture Companies, Inc. from 1998 until his retirement in 2023. In this role, he oversaw all aspects of real estate strategy, site selection, and development for Havertys’ retail footprint across multiple states. Prior to that, he held positions of increasing responsibility within the Company. Mr. Haverty joined Havertys in 1984 and has been a member of the Board since 1992.
He is actively involved in civic and philanthropic organizations, serving on the Advisory Board of the Emory University Center for Ethics and supporting initiatives through Southface Institute and Joyce's Place Board. Mr. Haverty also co-founded Serenbe, a nationally recognized sustainable community development near Atlanta.
Director Qualifications
Mr. Haverty brings to the Board more than three decades of experience in retail real estate strategy and development, which is critical to Havertys’ long-term growth and operational success. His deep knowledge of the Company’s business, combined with expertise in site selection, property management, and market expansion, provides valuable insight for the Company’s store portfolio. Additionally, his leadership in sustainability initiatives and community engagement aligns with the Company’s commitment to responsible business practices.

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Our Board - Class A Common Stock Director Nominees

Natalie B. Morhous
Age: 42 Director since: 2024 Committee Membership: Nominating, Compensation and Governance
Ms. Morhous currently serves as Chairman of the Board and Chief Executive Officer of RaceTrac, Inc. RaceTrac is one of the largest privately held companies in the United States and is headquartered in Atlanta, Georgia. Its retail brands include more than 800 RaceTrac and RaceWay retail locations, approximately 1,200 Gulf branded locations, and more than 445 Potbelly neighborhood sandwich shops throughout the United States employing more than 15,000 team members. She was appointed CEO in January 2024 after serving as President since 2019. Under her leadership, RaceTrac has expanded into new markets, introduced innovative store formats and advanced sustainability initiatives, including the deployment of electric vehicle charging stations. As CEO, Ms. Morhous has also overseen significant strategic growth initiatives, including the acquisition and expansion of Potbelly as a part of RaceTrac’s broader portfolio diversification.
Ms. Morhous began her career with RaceTrac in 2012 and has held roles of increasing responsibility, including Director of Strategy and Development, Executive Director of Strategy and Solutions, and Vice President of Energy Dispatch, RaceTrac’s fuel transportation subsidiary. Under her leadership, RaceTrac acquired Gulf Oil, and she played a key role in shaping the company’s long-term growth strategy.
She holds a Bachelor of Arts in Government from Connecticut College and a Master of Business Administration from The Wharton School of the University of Pennsylvania. Ms. Morhous serves on the National Association of Convenience Stores Board of Directors, Executive Committee, and Legislative Committee, and on the Board of Directors and Executive Committee of the Metro Atlanta Chamber of Commerce. She is also active in community organizations focused on education and family services.
Director Qualifications
Ms. Morhous brings to our Board extensive experience in executive leadership, retail operations and strategic growth initiatives. Her background in leading a large, multi-state retail enterprise provides valuable insight into consumer trends, supply chain management, and brand development. As CEO of RaceTrac, she has demonstrated expertise in driving significant growth, navigating complex regulatory environments and fostering a strong corporate culture. Her perspective as a third-generation leader of a family-owned business also offers a unique understanding of governance and long-term value creation for our Company.

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Our Board - Class A Common Stock Director Nominees

Vicki R. Palmer
Age: 72 Director since: 2001 Committee Membership: Audit
Ms. Palmer is President of The Palmer Group LLC, a general management consulting firm she founded in 2009 following her retirement from Coca-Cola Enterprises Inc., where she served as Executive Vice President, Finance and Administration. During her 25-year career with Coca-Cola Enterprises, Ms. Palmer held senior leadership roles in treasury, finance, and enterprise risk management. At the time of her retirement, she was responsible for overseeing the company’s Treasury Department, which managed a $10 billion multicurrency debt portfolio and $4 billion in pension and 401(k) plan investments, as well as Internal Audit and Enterprise Risk Management. She also served as a member of the Executive Leadership Team and liaison to the Board of Directors.
Ms. Palmer began her career in financial services and pension investment management, holding positions at First Tennessee Bank and Federal Express before joining Coca-Cola Enterprises in 1983. She advanced through roles including Assistant Treasurer, Treasurer, Vice President, and Senior Vice President before being named Executive Vice President in 2004.
She earned a Bachelor of Arts in Economics and Business Administration from Rhodes College and an MBA in Finance from the University of Memphis. She has served on numerous boards, including First Horizon National Corporation (since 1993), where she chaired the Audit Committee for 17 years and currently chairs the Audit Committee and serves on the Compensation, Executive and Risk Committees. Ms. Palmer is also a Lifetime Trustee of Spelman College, Rhodes College, and Woodward Academy, and serves on the board of the Black Economic Alliance.
Director Qualifications
Ms. Palmer brings to our Board extensive experience in corporate finance and accounting, treasury management, enterprise risk oversight and public company governance. Her leadership in managing complex financial operations for a Fortune 500 public company provides valuable expertise in financial strategy, capital structure, governance and risk management. In addition, her experience on public company boards and nonprofit organizations enhances the Company’s commitment to strong corporate governance and ethical leadership.

2026 Proxy Statement | 7

Our Board - Class A Common Stock Director Nominees

Derek G. Schiller
Age: 55 Director since: 2020 Committee Memberships: Nominating, Compensation and Governance
Mr. Schiller has served as President and Chief Executive Officer of the Atlanta Braves, a Major League Baseball club, since 2018. In this role, he oversees all business operations of the front office for the Braves organization, including corporate partnerships, ticketing, broadcasting, licensing, merchandising, concessions, marketing, community relations, and ballpark operations. Mr. Schiller joined the Braves in 2003 as Senior Vice President of Sales and Marketing and held positions of increasing responsibility, including Executive Vice President of Sales and Marketing and President of Business Operations. He was instrumental in the development and execution of Truist Park and The Battery Atlanta, a groundbreaking mixed-use real estate project integrated with the Braves’ ballpark.
Prior to joining the Braves, Mr. Schiller served as Vice President of Business Development for the New York Yankees and held leadership roles with the Atlanta Thrashers and the International Sports Plaza during the 1996 Summer Olympics. He earned a Bachelor of Engineering degree from Vanderbilt University.
Mr. Schiller is active in civic and industry organizations, serving on the Board of Directors of the Metro Atlanta Chamber of Commerce, Atlanta Convention and Visitors Bureau, Atlanta Sports Council, and the Jack and Jill Late Stage Cancer Foundation. He also currently serves on various Major League Baseball committees.
Director Qualifications
Mr. Schiller brings to our Board extensive experience in executive leadership, brand development, and customer engagement within a large-scale, consumer-focused enterprise. His expertise in marketing, revenue generation, and operational oversight provides valuable insight into retail growth strategies and customer experience initiatives. Additionally, his role in managing complex real estate development projects and fostering innovation in digital engagement aligns with the Company’s focus on enhancing shareholder value and adapting to evolving consumer trends. In addition, his experience on a public company management team and leadership on community organizations enhances the Company’s commitment to strong corporate governance and ethical leadership.

2026 Proxy Statement | 8

Our Board - Class A Common Stock Director Nominees

E. Kendrick Smith
Age: 69 Director since: 2026 Committee Memberships: None
Mr. Smith is a retired attorney with more than 43 years of experience. He was a partner of Jones Day from 2005 until his retirement on December 31, 2020, specializing in complex business and tort litigation. During his tenure, Mr. Smith represented major corporations in multistate tax litigation, constitutional challenges, and high-profile commercial disputes in state and federal courts across the United States.

From 1981 until 2005, he practiced law at Smith Gambrell & Russell, was elected to the partnership in 1989, served on the Executive and Compensation Committees, and was appointed head of the Litigation Department. For nearly a decade, he acted as Havertys' primary outside counsel. Beginning in 2021, Mr. Smith continued practicing law for select clients as E. Kendrick Smith Law LLC.

Mr. Smith earned his Juris Doctor from the University of Georgia School of Law, where he served on the Georgia Law Review, and his Bachelor of Arts from the University of North Carolina.

Beyond his legal career, Mr. Smith is deeply engaged in civic and cultural organizations. He currently serves as Board Chair of the Alliance Theatre in Atlanta, serves on the boards of the Woodruff Arts Center, the John & Mary Franklin Foundation, and the Clarke/Carley American Inn of Court.

Director Qualifications
Mr. Smith brings to our Board extensive experience in legal, regulatory, and governance matters. His background in advising large corporations on complex litigation and compliance issues provides valuable insight into risk management, corporate governance, and strategic decision-making. His expertise in constitutional and administrative law enhances the Board’s ability to navigate evolving regulatory environments. Additionally, his leadership roles in civic organizations demonstrate a commitment to ethical standards and community engagement, aligning with Havertys’ values and long-term objectives.

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Our Board - Class A Common Stock Director Nominees

Al Trujillo
Age: 66 Director since: 2003 Committee Membership: Audit Committee - Chair Nominating, Compensation and Governance Executive Committee
Mr. Trujillo has served as President and Chief Operating Officer of the Georgia Tech Foundation since 2013, where he oversees endowment management, investment strategy, and operational leadership for one of the nation’s leading university foundations. Prior to this role, Mr. Trujillo was an Investment Funds Advisor for private equity funds from 2007 to 2013. He previously served as President and Chief Executive Officer of Recall Corporation, a global information management company, from 2002 to 2007, and held senior leadership positions in the Americas and Asia-Pacific regions during his tenure with the company that started in 1997.
Mr. Trujillo began his career in engineering and operations management and has extensive experience in global business leadership, investment oversight, and strategic planning. He earned a Bachelor of Science degree in Aerospace Engineering from Georgia Institute of Technology and both a Master of Science in Applied Mechanics and a Master of Business Administration from Stanford University.

In addition to his service on our Board, Mr. Trujillo has served as a director of SCANA Corporation and chair of its Nominating and Governance Committee until its acquisition by Dominion Energy in 2018 and as a director of In Zone Brands, Inc. He is active in civic and educational organizations, including serving on the Board of Trustees of Marist School and participating in Georgia Tech advisory boards.
Director Qualifications
Mr. Trujillo brings a depth of experience in executive leadership, accounting and finance, risk management, public company governance and investment management to our Board. His prior role as CEO of a global information management company adds operational and risk management insight. His leadership of the Georgia Tech Foundation provides deep experience in managing large-scale endowments and implementing sound investment strategies. His governance experience on public company boards and nonprofit organizations further supports Havertys’ commitment to strong governance and strategic growth.

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Our Board - Class A Common Stock Director Nominees

The nominees for holders of Common Stock include: Michael R. Cote, G. Thomas Hough and Clarence H. Smith.

Michael R. Cote
Age: 64 Director since: 2022 Committee Membership: Audit
Mr. Cote served as Chief Executive Officer of Secureworks Inc., a global leader in cybersecurity, from 2002 until his retirement in 2021. He also served as Chairman of the Board from 2002 to 2011. Under his leadership, Secureworks grew from a small private company to a publicly traded enterprise with operations in more than 60 countries. Mr. Cote guided the company through its acquisition by Dell Technologies in 2011 and its initial public offering in 2016, establishing Secureworks as a recognized leader in managed security services and threat intelligence.
Prior to joining Secureworks, Mr. Cote served as Chief Financial Officer of Talus Solutions, MSI Solutions, and Medaphis Corporation, and began his career with KPMG LLP. He holds a Bachelor of Science degree in Computer Science and Accounting from Boston College and is a Certified Public Accountant.
Mr. Cote currently serves as a director of Abacus Group, ImagineX, Palmetto Technology Group and TekStream. He is actively involved in civic organizations, including serving on the Board of Trustees of Children’s Healthcare of Atlanta and as Chair of the Board of Trustees at Marist School.
Director Qualifications
Given his extensive senior executive experience both as a CFO and CEO in publicly listed companies, Mr. Cote brings a depth of experience in executive leadership, business operations, accounting and finance, risk management, human capital management, public company governance, information technology to our Board. His background in cybersecurity and enterprise governance provides valuable insight into data protection, operational resilience, and regulatory compliance—critical areas for modern retail businesses. As a former CEO who successfully led a company through significant growth, acquisitions (he has been involved in about 50 transactions), and an IPO and follow on offerings, he offers expertise in strategic planning, financial oversight and shareholder value creation.

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Our Board - Common Stock Director Nominees

G. Thomas Hough
Age: 71 Lead Director since: 2021 Director since: 2018 Committee Membership: Audit Nominating, Compensation and Governance Executive - Chair
Mr. Hough is the Retired Americas Vice Chair of Ernst & Young LLP (“EY”), an international public accounting firm. He was Vice Chair of Assurance Services of EY Americas from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined EY in 1978 and became a partner in 1987. During his career, he served on the governing board of EY for 17 years and led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.
Mr. Hough currently serves as a Director of Equifax Inc., where he chairs the Audit Committee and as a member of the Compensation Committee and as a Director and Chairman of the Federated Hermes Fund Family. He previously served as a Director and Audit Committee Chair of Publix Super Markets, Inc. Mr. Hough is active in civic and educational organizations, including serving as Chairman of the President’s Cabinet and member of the Business School Board of Visitors at the University of Alabama. He holds bachelor’s and master’s degrees in accounting from The University of Alabama.

Director Qualifications
Mr. Hough brings extensive experience in executive leadership, business operations, accounting and finance, risk management, human capital management and public company governance to our Board. As a senior leader for more than two decades engaging with many of EY’s most significant clients across diverse industries, he regularly engaged with members of issuer company management, boards and audit committees on audit, financial accounting, financial reporting, risk management and governance matters. His work with public company boards across a range of industries has further enhanced this experience.

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Our Board - Common Stock Director Nominees

Clarence H. Smith
Age: 75 Executive Chairman since: 2025 Director since: 1989 Committee Membership: Executive
Mr. Smith, our Executive Chairman, has dedicated more than 52 years to Haverty Furniture Companies, Inc., progressing through a wide range of leadership roles. He served as Chief Executive Officer from 2003 until December 2024 and as President from 2003 to 2021. In January 2025,
Mr. Smith transitioned from Chairman of our Board, a position he held since 2012 to Executive Chairman following a planned leadership succession.
Mr. Smith spearheaded the transformation of Havertys from a retailer of third-party merchandise into a specialty branded retailer offering exclusively Havertys-branded products. He also led strategic initiatives in supply chain optimization and growing the Company to more than 129 stores across 17 states. Under his guidance, Havertys successfully navigated major economic challenges, including the Great Recession and the COVID-19 pandemic.
Mr. Smith began his career at Havertys as a management trainee after earning a Bachelor of Arts degree in Psychology from Vanderbilt University. He served on the Board of Oxford Industries, Inc. (2003–2024) and has been active in civic organizations, including service on the Metro Atlanta Chamber of Commerce Board of Directors until 2025 and as an Emeritus Member of the Board of Trustees of Marist School.
Director Qualifications
Mr. Smith brings a unique depth of knowledge of Havertys business, strategy, and culture, gained through decades of executive leadership. His experience in retail operations, branding, supply chain management, and financial oversight provides critical insight into the Company’s long-term growth and risk management. As a former CEO and current Executive Chairman, he offers continuity and strategic perspective, while his governance experience on other public company boards enhances the Board’s ability to address complex business challenges.

Clarence H. Smith and E. Kendrick Smith are brothers.

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Corporate Governance Matters

Overview
Our Board and management team are committed to achieving and maintaining high standards of corporate governance, as well as a culture of and reputation for the highest levels of ethics, integrity and reliability. We annually review our governance policies and practices against evolving standards. In considering possible modifications, our Board and management focus on those changes that are appropriate for our Company and our industry, rather than adopting a one-size-fits-all approach.

We have a dual-class capital structure, which we believe is in the best interests of the Company and its stockholders. Havertys was founded in 1885 and its initial public offering was in October 1929. The Company’s dual-class structure began in 1986 when each holder of common stock received a share of Class A common stock. The Class A Common stock includes designation rights for up to 75% of our Board, 10 votes per share on other matters, and a dividend of no more than 95% of the dividend of the common stock.
The long-term success of the Company for the benefit of our stockholders has been and continues to be the primary focus and engagement of the Board and management. Our capital structure ensures that the Company has a consistent and long-term oriented investor base through economic cycles. Descendants of our founder, Messrs. Clarence and Kendrick Smith and Rawson Haverty and their family members, as well as members of executive management have a deep interest in the long-term growth and success of the Company. We believe that historically, our ownership structure and this “patient capital” has enabled the Company to pursue strategies that are essential to long-term value creation – transformations, expansions and disciplined capital allocation over time. The continuity of our leadership and the ability to maintain consistent strategic direction have helped the Company avoid reactive decision making and focus on durable growth, while mitigating the risk of short-termism value destruction, hostile takeovers or pressure to pursue transactions that may offer near-term optics at the expense of sustainable performance.
Our Board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, suppliers and communities. The Board has adopted a number of policies and corporate governance guidelines designed to support our values and promote accountability, transparency and fairness for all of our stockholders. These practices are reviewed in detail herein.
Board Leadership Structure
Our Board of Directors leadership structure is comprised of (i) an Executive Chairman, (ii) a Lead Director, (iii) President and Chief Executive Officer of the Company, and (iii) an independent chair for each of our Board committees.
Separate Chairman and CEO: Mr. Clarence Smith serves as the Executive Chairman of the Board, and Mr. Burdette serves as our President and Chief Executive Officer. Separating these positions allows the Company’s President and Chief Executive Officer to focus his time and energy on operating and managing the Company’s day-to-day business, while leveraging the experience and perspectives of the Executive Chairman in leading the Board in its fundamental role of organizational and strategic oversight.
Lead Director: Consistent with industry best practices, our Lead Director helps Havertys maintain a corporate governance structure with appropriate independence and balance. The Lead Director chairs the executive sessions of independent directors and facilitates communications between the Chairman, CEO, and other directors and assists in setting the agenda for our Board meetings. The Lead Director, currently Mr. Hough, is elected by the independent directors annually.
Our Board nominees are composed of seven independent directors and four non-independent directors (including Clarence H. Smith as Executive Chairman, E. Kendrick Smith and Rawson Haverty Jr., as non-independent directors and Steven G. Burdette as a management director.
The Board believes that its current leadership structure is in the best interests of the Company and its stockholders, taking into consideration the Company's corporate strategy, operating environment, culture and heritage.
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Corporate Governance Matters

Director Independence
Our Corporate Governance Guidelines state that a majority of the directors must be non-management directors who meet the “independence” requirements of the NYSE. Consistent with the New York Stock Exchange listing standards, our Corporate Governance Guidelines require that a substantial majority of our directors be independent, and we limit membership on each of our Board committees to independent directors with the exception of our Executive Committee. The NCG Committee conducts an annual review to determine the independence of each director based on the standards contained in our Governance Guidelines and NYSE corporate governance requirements. Our Board has affirmed that each of the following non-employee director nominees is independent and has no material relationship with the Company that could impair their independence: Mr. Cote, Ms. Dukes, Mr. Hough, Ms. Morhous, Ms. Palmer, Mr. Schiller and Mr. Trujillo. Our Audit and Nominating, Compensation and Governance Committees are comprised solely of independent directors.

At each regularly scheduled Board or Committee meeting, the non-management, independent directors participate in an executive session without any members of the Company's management present. In 2025, our independent directors met together in executive session at least once per quarter. Board meetings are structured so that the independent directors meet in executive session at the end of each Board meeting. In each instance, our Lead Director presided during these executive sessions of independent directors.
Board Risk Oversight Roles
Stockholders elect our Board to serve their long-term interests and to oversee management. Our management is responsible for understanding and managing the risks that we face in our business. Our Board works with management to determine our mission and long-term strategy. Our Board and its committees work closely with management to provide feedback from stockholders and oversight, review, and counsel related to long-term strategy, risk applicable to our business and strategic opportunities. It also oversees corporate governance, risk management, CEO succession planning, and the annual CEO evaluation. Our Board looks to the expertise of its committees to provide strategic oversight in their areas of focus. Board and Board committees review and discuss the various risks confronting the Company throughout the year. Examples of oversight areas are provided below.
Board Risk Oversight. Inherent in the Board’s responsibilities are the understanding and oversight of the various risks facing the Company. Effective risk oversight is an important priority of the Board. The Board exercises its oversight responsibility for risk both directly and through its committees which have specific areas of focus for risk management. The Board, as a whole, examines specific business risks, such as those associated with our business model and innovation, supply chain, and cybersecurity, in its regular meetings in addition to the reports from its committees.

Cybersecurity and Information Security Oversight. With respect to cybersecurity risks, oversight of the cybersecurity and information security program at the Board level sits with the Audit Committee. The Company's Chief Information Officer ("CIO") reports directly to the Audit Committee on cybersecurity risks and strategy, including evolving risks, internal controls, use of artificial intelligence, and attends Board meetings to be available to discuss cybersecurity and information security matters with the Board.
Committee Oversight. The Board has delegated the oversight of certain risks to the appropriate standing committees of the Board within their respective areas of responsibility. For example, the Audit Committee is responsible for the oversight of the risk management process, with focus on financial risks, enterprise risk, information technology and cybersecurity risks, internal controls, regulatory compliance, and annual risk assessments with our internal auditors and other members of management. The NCG Committee provides oversight on compensation policies, practices and incentive-related risks, organizational talent, succession risks, governance structure, board composition, compliance matters and our stewardship strategy. The Executive Committee facilitates the management of the business and affairs of the Company when the Board of Directors is not in session. Each committee regularly reviews and reports to the Board on its respective risk categories.

Long-Term Business Strategy
The Board reviews management’s long-term business strategy including capital allocation priorities and business development opportunities each year and approves Havertys’ strategic plan. Updates on the key elements of the plan are reviewed by the Board at each Board meeting throughout the year.
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Corporate Governance Matters

Stockholder Engagement
We value stockholder views and insights and believe management has the primary responsibility for stockholder communications and engagement. The Executive Chairman, our President and CEO, our CFO and other members of the Company's senior management team communicate regularly with stockholders on a variety of topics throughout the year to address stockholders’ questions and to seek input concerning Company policies and practices. The Board receives regular updates concerning stockholder feedback which cover topics including our strategy and performance, capital allocations and corporate governance matters.

Governance Policies
Board Tenure and Refreshment
The average tenure of our independent directors is eleven years. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 75th birthday. On the recommendation of the NCG Committee, the Board may waive this requirement on an annual basis. A director is also required to submit his or her resignation from the Board to the NCG Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment. The NCG Committee can choose to accept or reject the resignation.
Since 2020, we have continued to strengthen the composition of our Board, including with the addition of Mr. Cote and Ms. Morhous, each of whom is an independent director and a seasoned executive with deep experience in areas of strategic importance to the Company. In addition, we have also recently added each of Mr. Burdette and Mr. Kendrick Smith to our board - the former providing over 40 years of industry leadership to our Board and the latter providing significant legal and regulatory expertise to our Board.
Compensation Committee Interlocks and Insider Participation
All NCG Committee members are independent and none of the NCG Committee members has served as an officer or employee of Havertys Furniture. None of our executive officers has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board or NCG Committee. Therefore, there is no relationship that requires disclosure as a compensation committee interlock.

Annual Evaluations
The Board is committed to continuous improvement with respect to its ability to carry out its responsibilities. Each year the board and its independent committees, supervised by the NCG Committee, conducts self-assessments related to their performance. These annual assessments are an important tool to ensure the Board is well-positioned to provide effective oversight.
Code of Conduct
All of our directors, officers and employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. https://ir.havertys.com/corporate-governance-information/corporate-governance-documents/
Related Party Transaction Policy
Transactions, arrangements or relationships between any of our directors, executive officers, their immediate family members and the Company involving amounts over $120,000 must be disclosed. The NCG Committee has been tasked to provide oversight, and if appropriate, approval of transactions between related parties and the Company pursuant to our Related Party Transaction Policy. During 2025, there were no related party transactions requiring approval under the policy or disclosure in this proxy statement.
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Corporate Governance Matters

Stock Ownership Guidelines
In order to preserve the link between the interests of our executive officers and those of our stockholders, both directors and executive officers are required to maintain a significant level of stock ownership. https://ir.havertys.com/corporate-governance-information/corporate-governance-documents/
Director Stock Ownership Guidelines. The Board has implemented stock ownership guidelines for non‑employee directors. Each director is required to own a multiple of five times the cash retainer payable for board service. The required number of shares will be determined on the first day of each board year by dividing five times the cash retainers by the closing price of the Company’s stock on that date. Directors are prohibited from selling until the guideline amount is reached. Currently, all non-employee directors meet, or are on track to meet, the requirements under the Company’s stock ownership guidelines.

Executive Officer Ownership Guidelines. Each executive officer is expected to have minimum qualified holdings based on the lesser of the fair market value of a multiple of his or her base salary or the number of shares indicated below. We count unvested time-based and earned performance-based restricted stock units, reduced by 25% representing shares withheld for taxes, towards satisfying the guidelines. The guidelines are reduced beginning at the age of 60 by 10% per year, up to a 50% reduction. New officers have five years from the date they become subject to the guidelines to meet the required ownership level. All of our NEOs currently meet or are on track to meet the ownership guidelines.

Position	Guidelines
Directors	5x annual cash retainer
Executive Chairman of the Board	6x salary or 135,000 shares
President and Chief Executive Officer	6x salary or 135,000 shares
Executive Vice President	3x salary or 40,000 shares
Insider Trading Policies; Prohibition on Hedging and Pledging Policies
We prohibit our directors, officers and employees from hedging their ownership of Company stock, including purchasing or selling derivative securities relating to Company stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company securities. Our directors and executive officers are prohibited from pledging Company securities as collateral for a loan and from holding any Company securities in margin accounts. There are no outstanding pledges or margin accounts involving Company securities by any of our directors or executive officers.
Communications with Directors
The Board welcomes questions or comments about the Company and its operations. Interested persons wishing to write any director, committee or the Board should send correspondence to the Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Please specify to whom your correspondence should be directed.

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Corporate Governance Matters

Committees of the Board
Our Board has three standing committees: Audit Committee, NCG Committee, and Executive Committee. The Audit and NCG Committee are composed of only independent directors. Each committee operates under a charter and has the ability to engage independent consultants and advisors at the Company's expense to assist the committee in fulfilling its duties. The table below shows the current membership, the principal functions, and the number of meetings held in 2025.

Audit Committee Chair: Al Trujillo Members: Michael R. Cote G. Thomas Hough Vicki R. Palmer Independence: Each member of the committee is independent 4 Meetings during FY 2025
Key Risk Oversight and Other Duties:
•Oversight of financial reporting process.
•Oversight of risk assessment process and framework.
•Ethics and compliance related matters.
•Risks and internal controls related to information technology and systems, cybersecurity and data privacy.
•Legal and regulatory compliance matters.
•Selection and oversight of our independent registered public accounting.
•Risk and internal controls related to information technology and systems and cybersecurity.

Report:
The Audit Committee Report is set forth beginning on page 54 of this Proxy Statement.

Charter:
The Audit Committee Charter is available on Havertys' website at
 https://ir.havetys.com/corporate-governance-information

Each member has been designated as “an audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”), as well as the enhanced standards for Audit Committee members in Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating, Compensation and Governance Committee

Chair: L. Allison Dukes
Members:
G. Thomas Hough
Natalie B. Morhous
Derek G. Schiller
Al Trujillo

Independence:
Each member of the committee is independent

3
Meetings during FY 2025

Key Risk Oversight and Other Duties:
•Identification and evaluation of director candidates.
•Compensation of executive officers.
•Executive and senior management incentive compensation program.
•Evaluation of CEO performance.
•Non-employee director equity and cash compensation programs.
•Board and Company governance structure, practices and processes.
•Human capital and stewardship strategy oversight.
          Report:
The NCG Committee Report is set forth beginning on page 29 of this Proxy Statement.

Charter:
The NCG Committee Charter is available on Havertys' website at https://ir.havetys.com/corporate-governance-information.

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Corporate Governance Matters

Executive Committee

Chair: G. Thomas Hough
Members:
Steven G. Burdette
L. Allison Dukes
Clarence H. Smith
Al Trujillo

Independence:
All independent members except for our Executive Chairman and CEO.

0
Meetings during FY 2025

Key Risk Oversight and Other Duties:
•Acts with authority of the Board in the management of business in the interim period between Board meetings
•Approves specific terms of financings or other transactions that have previously been presented to the Board.

Charter:
The Executive Committee Charter is available on Havertys' website at https://ir.havetys.com/corporate-governance-information

Attendance
During 2025, the Board met four times and the committees met as indicated in the table above. Each director attended 100% of the meetings of the Board and committees on which he or she served during 2025.
We do not have a policy regarding director attendance at the Annual Meeting of Stockholders. We have historically received proxies representing approximately 91% of eligible shares and had no stockholders in attendance at our annual meetings. No directors attended the 2025 annual meeting, and none are expected to attend the 2026 Annual Meeting.

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Our Director Compensation

Overview of Director Compensation
Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board and further align their interest with that of our stockholders. Mr. Clarence Smith, as an Executive Chairman of the Board and Mr. Burdette, as a management director in 2025, did not receive any compensation for serving on the Board during 2025.
Elements of Compensation for 2025 Board Year

Annual Retainer		Supplemental Annual Retainer
Equity Retainer	$95,000	Lead Director(1)	$25,000
Cash Retainer	$60,000	Audit Committee Chair	$20,000
		NCG Committee Chair	$15,000
		Audit Committee Member	$10,000
		NCG Committee Member	$5,000
1)The lead director does not receive a supplemental annual cash retainer for his or her committee service.
Director compensation is paid for the board year which begins on the day of our annual meeting and terminates the day before the succeeding annual meeting. All retainers are paid on the first day of the board year.
Directors’ Deferred Compensation Plan. Under the Directors’ Deferred Compensation Plan (“Deferred Plan”), non-employee directors may elect to (i) receive 100% of their annual cash retainer in shares of Company stock, paid currently, (ii) defer receipt of the cash or common stock payment of their compensation, and/or (iii) defer 100% of their annual retainer fee in shares of common stock. Under the Deferred Plan, deferred fees, plus any accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), will be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Five directors elected to defer a portion of their 2025 compensation. There are five directors with balances in the Deferred Plan; four have elected to receive their payments at the end of their board service and one has elected to receive payments beginning in 2040.
2025 Non-management Director Compensation. The following table sets forth the compensation earned by our non‑management directors who served during 2025.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation	Total ($)
Michael R. Cote(2)	$70,000	$95,000	$—	$165,000
L. Allison Dukes	75,000	95,000	—	170,000
Rawson Haverty Jr.	60,000	95,000	—	155,000
G. Thomas Hough	85,000	95,000	—	180,000
Natalie B. Morhous	63,333	95,000	—	158,333
Vicki R. Palmer	70,000	95,000	—	165,000
Derek G. Schiller(2)	65,000	95,000	—	160,000
Al Trujillo	85,000	95,000	—	180,000
(1)Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The award reflected in this column consists of a fully vested award granted to non-employee directors on May 12, 2025, as the annual grant made on the first day of the new board year. The grant date fair value was $21.00, which was the closing price of the Company’s common stock on the grant date.
(2)Messrs. Cote and Schiller elected under the Deferred Plan for their fees payable in cash to be deferred and paid in common stock for the 2024-2025 and 2025-2026 board year.

Other Compensation. Directors receive the same discounts as employees on our products. We do not provide any pension or other benefits to our non-employee directors.
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Compensation Discussion and Analysis

Overview
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide stockholders with a description of our executive compensation philosophy, the material elements of the program, and the policies and objectives which support the program.

CD&A Roadmap	Our 2025 Named Executive Officers (NEOs)
Role of the NCG Committee	Steven G. Burdette
Overview of Key Features of Our Compensation Programs	President and Chief Executive Officer
How We Make Our Compensation Decisions	Richard B. Hare
Leadership Transition	Executive Vice President and Chief Financial Officer
Executive Compensation Components	John L. Gill
NCG Committee Report	Executive Vice President, Merchandising
Compensation at Havertys	Clarence H. Smith
Summary Compensation	Executive Chairman of the Board
Grants of Plan Based Awards
Outstanding Equity Awards
Options and Stock Vesting
Non-Qualified Deferred Compensation
Pension and Retirement Benefits
Potential Payments upon Termination or Change in Control
CEO Pay Ratio
Pay-versus-Performance

Our goal is to attract and retain talented executives who deliver value to our stockholders by achieving Havertys’ business objectives which drive sustained sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth, cash flow, and returns to stockholders. Our executive compensation program and overall pay-for-performance philosophy align with that goal and our results.
Role of the NCG Committee
The NCG Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers and equity plan awards. The NCG Committee took the following steps to ensure that it effectively carried out its responsibilities:
✔Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives;
✔Reviewed results from an annual review of compensation data related to our peers;
✔Reviewed and recommended for approval to the independent members of the Board all compensation components for our CEO;
✔Reviewed and approved all compensation components for our executive officers;
✔Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group;
✔Held an executive session at each meeting, without members of management, to discuss decisions related to the CEO’s performance, goal-setting, and compensation level and covered these items in an executive session of the independent directors of the Board; and
✔Reviewed succession planning with the CEO and in executive session of the Board.
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Compensation Discussion and Analysis

Overview of Key Features of Our Compensation Program

Compensation Component	Key Features	Purpose	2025 Actions
Base Salary	•Fixed base of cash compensation commensurate with job responsibilities and experience.	•Provide a fixed amount of cash compensation to attract and retain talented executives and differentiate the scope and complexity of executive’s positions as well as individual performance over time.	•Adjusted salaries for the Chairman and President and CEO at time of transition; market adjustments for other NEOs

Annual Cash Incentive (MIP)
•Individual MIP opportunities are expressed as a percentage of base salary and can vary for executives based on their positions. Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIPs) approximates the median of our peer group.
•Performance-based cash incentive pay is comprised of two plans: MIP-I is tied to the Company achieving certain pre-tax income levels during the year (80% of total target cash incentive pay) and MIP-II is based on successfully meeting individual performance goals (20% of total target cash incentive pay).
•The range of potential payouts for actual results relative to these goals is zero to 175% of target for MIP-I and zero to 100% of target for MIP-II.
•MIP amounts are earned based on the results achieved as determined by the NCG Committee after evaluating Company and individual performance against pre-established goals.

•Motivate and reward achieving or exceeding Company and individual performance objectives, reinforcing pay-for-performance.
•Align performance measures for NEOs on key business objectives to lead the organization to achieve short-term financial and operational goals.
•Ensure alignment of short-term and long-term strategies of the Company.

•Adjusted compensation targets for the Executive Chairman and President and CEO at the time of the leadership transition.
•2025 performance resulted in total MIP-I earned at 138% of its target and MIP-II earned at 97.5% of its target for the CEO and 100% of its target for the remaining NEOs.

Long-Term Equity
•Awards are granted annually with consideration of competitive market grant levels, internal equity and historical practices.
•Awards to NEOs are in the form of performance restricted stock units (PRSUs) based on achievement of EBITDA and Sales goals over a 1-year performance period, and time-based restricted stock units (RSUs).
•Vesting: The PRSUs granted in 2025 that are earned based on performance will cliff vest in February 2028. The RSUs vest in equal increments over a three-year period. The grants are forfeitable upon termination of employment, except in the cases of death, disability, or retirement.

•Stock-based compensation links executive compensation directly to stockholder interests.
•PRSUs provide a direct connection to Company performance.
•Multi-year vesting creates a retention mechanism and provides incentives for long-term creation of stockholder value.

•Adjusted compensation targets for the Executive Chairman and President and CEO at the time of the leadership transition.
•80% of our CEO’s and 70-80% of our other NEO’s equity awards were granted as PRSUs, with the remainder granted as RSUs. The PRSUs were tied 80% to EBITDA and 20% tied to Sales.
•2025 PRSUs tied to EBITDA were earned at 127.0% of target, and PRSUs tied to Sales were earned at 103% of target. These earned PRSUs will vest in February 2028.

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Compensation Discussion and Analysis

What We Do:	X	What We Don’t Do:

Pay-for-performance. Our executive compensation program emphasizes variable compensation over fixed pay. For 2025 variable compensation comprised approximately 73% of the targeted annual compensation for our Chief Executive Officer and, on average, 60% of the targeted annual compensation for other executives.
X X
No dividends or dividend equivalents are accrued or paid on unvested and/or unexercised awards.

No significant perquisites. We do not provide our employees, including our NEOs, with significant perquisites.

Provide competitive target pay opportunities. We annually evaluate our target and actual compensation levels and relative proportions of the types of compensation against our peer group.	X	No change-in-control tax gross ups. We do not provide change-in-control tax gross ups.

Align performance measures to a mix of key strategic and operating objectives. Performance measures for incentive compensation are linked to both strategic and operating objectives designed to create long-term stockholder value and to hold executives accountable for their individual performance and the performance of the Company.
X
No repricing or buyout of underwater stock options. Our equity plan does not permit the repricing or buyout of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain corporate transactions involving the Company.

Link compensation to future stock performance. In 2025, all of the long-term incentive awards delivered to our NEOs were in the form of equity-based compensation. For 2025, long-term equity compensation comprised approximately 45% of the targeted annual compensation for the chief executive officer and 30% to 35% of the targeted annual compensation for the other NEOs.
	X	Prohibition against margin loans, pledging, and hedging or similar transactions of Company securities by senior executives and directors.
Retain an outside compensation consultant. The NCG Committee retains an independent compensation consultant to review the Company’s executive compensation program and practices.
Establish maximum payout caps for annual cash incentive compensation and Performance Restricted Stock Units (PRSUs).

Maintain “Clawback” and “Recoupment” Policies. The Company will recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric that is later subject to a financial restatement and may also recover incentive compensation if the executive commits a significant legal or compliance violation.

Require meaningful stock ownership. Our NEOs are also subject to significant stock ownership guidelines. New executive officers have five years to meet required ownership guidelines.
Mitigate undue risk-taking in compensation programs. Our compensation programs for our executive officers contain features that are designed to mitigate undue risk-taking by our executives.
Require a “double trigger” for change-in-control severance benefits to be payable.
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Compensation Discussion and Analysis

How We Make Compensation Decisions
The NCG Committee has overall responsibility for approving and evaluating the Company’s executive officers’ compensation plans, policies and programs. The NCG Committee is also responsible for providing a report reviewing the Company’s CD&A. The NCG Committee uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the NCG Committee exercises judgment and discretion in making them.
Compensation Consultants. The NCG Committee retained Meridian Compensation Partners, LLC (“Meridian”) as an independent consultant to provide advice on executive compensation matters. Meridian serves as a resource for market data on pay practices and trends and provides independent advice to the NCG Committee for setting executive compensation. Meridian reports directly and exclusively to the NCG Committee. However, at the NCG Committee’s direction, Meridian works with management to review or prepare materials for the NCG Committee’s consideration. Meridian provided no additional services to Havertys outside of the scope of the agreement with the NCG Committee.
The NCG Committee annually evaluates the compensation consultant's performance. During 2025, the NCG Committee reviewed Meridian’s independence and determined that there were no conflicts of interest as a result of the NCG Committee’s engagement of Meridian. The NCG Committee did not engage any consultant other than Meridian during 2025 to provide compensation consulting services.
Compensation Analysis. In determining appropriate compensation opportunities for our named executive officers, the NCG Committee received input from Meridian. The NCG Committee reviewed and analyzed competitive market data to be used as background for 2025 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when establishing the pay opportunities for NEOs discussed below. Market data was based primarily on public disclosures of pay opportunities available to executive officers in comparable positions at similar companies (our “peer group”). The peer group included companies from the retail furniture industry, retailers of big-ticket postponable items, and specialty retailers. The peer group is re-evaluated annually to take into account changes in their operations and our own. The peer group companies used in setting 2025 compensation were the same as used in the prior year except that Hibbett Sports, Inc. was removed after being acquired, Conn's Inc. was removed after filing for bankruptcy, Big 5 Sporting Goods Corporation was removed based on profitability and market capitalization comparisons, and HNI Corporation, Interface, Inc. and Tile Shop Holdings, Inc. were added as replacements.

Peer Group
American Woodmark Corp.	Flexsteel Industries, Inc.	Miller Knoll, Inc.
Arhaus Inc.	HNI Corporation	Oxford Industries, Inc.
Bassett Furniture Industries Inc.	Hooker Furnishings Corp.	Sleep Number Corporation
Culp, Inc.	Interface, Inc.	The Lovesac Company
Ethan Allen Interiors Inc.	La-Z-Boy Incorporated	Tile Shop Holdings, Inc.
Role of CEO. The compensation of every Havertys employee, including each NEO, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During early 2025, Mr. Burdette provided recommendations to the NCG Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any equity awards for each executive officer (other than himself). These recommendations were based on the peer group data provided by Meridian and Mr. Burdette’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of Havertys’ financial goals and strategic objectives during the prior year. While the NCG Committee took Mr. Burdette’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.
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Compensation Discussion and Analysis

Leadership Transition
As previously disclosed, effective January 1, 2025, Mr. Clarence Smith stepped down from his position as President and CEO and continues his service on the Board as Executive Chairman, and Mr. Burdette became President and CEO and a member of the Board. In connection with the transition of Mr. Clarence Smith and the promotion of Mr. Burdette, the Board approved the compensation changes below effective as of January 1, 2025:
For Mr. Burdette:
•annual base salary increased to $650,000;
•short-term target incentive award for fiscal year 2025 increased to 100% of his base salary from 70%; and
•long-term incentive ("LTI") award for fiscal year 2025, consisting of restricted stock units and performance restricted stock units, with an estimated target total value of $1,075,000 up from the target total value of awards for fiscal 2024 of $499,000.
For Mr. Smith:
•annual base salary decreased to $600,000;
•short-term target incentive award for fiscal year 2025 decreased to 75% of his base salary from 100%; and
•LTI award for fiscal 2025, consisting of restricted stock units and performance restricted stock units, with an estimated target total value of $450,000 down from the target total value of awards for fiscal 2024 of $1,482,000.

Executive Compensation Components
Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of an executive officer’s annual total target compensation is determined by Company performance compared to target goals established for our annual cash and equity incentive plans and the ultimate value, philosophy, and objectives.
The graphs below illustrate how total target compensation for our NEOs in January 2025 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components. The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interest of stockholders. These percentages are based on annualized total target compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement. Each NEO has a higher percentage of their target incentive compensation delivered through long-term equity compensation to ensure a focus on long-term results delivered for stockholders.
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Compensation Discussion and Analysis

Base Salary. The base salary provides a fixed amount of competitive compensation to attract and retain executive talent by compensating executive officers for their level of responsibility, relative expertise and experience. The NCG Committee reviews the information regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group. The NCG Committee also considers the Chief Executive Officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive. The NCG Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries within a reasonable range of the median of the peer group data.
Management Incentive Plans (“MIPs”). Our compensation philosophy connects our executives’ potential annual cash earnings to performance. Consistent with prior years, the NCG Committee established two plans, MIP-I and MIP-II (the “MIPs”), to provide an annual cash incentive opportunity to our NEOs. The NCG Committee approved the MIP designs and targets in January 2025 as part of the annual compensation setting process. The target cash incentive amount for the combined MIPs as a percentage of base salary was 100% for Mr. Burdette, 75% for Mr. Clarence Smith, 70% for Mr. Hare, and 65% for Mr. Gill. As in prior years, MIP-I is based upon pre-tax income goals and is 80% of the total cash incentive target and MIP-II is based on individual goals and represents 20% of the total cash incentive target.
The earnings-based MIP-I structure was designed so executives could earn above-target payouts when performance exceeds financial goals and below target payouts when goals are not achieved. Consistent with our historical approach, MIP-I includes quarterly pre-tax income goals to reflect the pace of our business as well as an annual objective, which is more heavily weighted (at 60% of the plan) than the individual quarters. The MIP-I targets were set in January 2025. The MIP-I provided for a 40% target payout to be earned once 80% of the goal was met, and a maximum payout at 175% of target for performance at or above 125% of the goal, and interpolation for performance between these levels.

MIP-I Goal and Earned
(in millions)	Q1	Q2	Q3	Q4	Annual	Total
MIP-I Weighting	10%	7%	10%	13%	60%	100%
MIP-I Pre-Tax Income Goal	$5.5	$3.9	$6.0	$8.1	$23.5
2025 Pre-Tax Income	$5.3	$4.3	$6.4	$10.8	$26.8
% of Goal Achieved	97%	110%	106%	133%	114%
Target % Achieved	91%	130%	118%	175%	142%
% of MIP-I Earned	9%	9%	12%	23%	85%	138%
The NCG Committee reviewed the payout results of 138% of target based on the Company’s 2025 pre-tax income performance. The overall payout resulted from payouts for our financial results in each quarter as well as the annual component of MIP-I.
The MIP-II design supports individual goals with payout ranging from 0% to 100% of target. Each NEO's MIP-II goals are established at the beginning of the year. The Committee reviewed each NEO’s performance relative to their MIP-II goals and determined that the individual goal payouts under the MIP-II ranged from 97.5% to 100% for the NEOs.
The combination of the approved MIP-I and MIP-II payouts resulted in a total average MIP payout of 130.3% of target for the NEOs. See the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our NEOs for our 2025 performance.
Long-Term Equity Incentive Compensation. Our executives receive long-term equity incentive compensation intended to link their compensation to the Company’s long-term financial success. All equity awards for our executives are approved by the NCG Committee, and the 2025 annual equity award grants were set at its meeting in January 2025. The 2025 grants were comprised of a mix of PRSUs based on EBITDA, PRSUs based on sales, and time-based RSUs.
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Compensation Discussion and Analysis

The graphs below highlight the mix of the types of equity awards granted in 2025.
The EBITDA-based PRSU grants use EBITDA as the performance measure to determine the number of shares that will vest, measured over a performance period commencing January 1, 2025 and ending December 31, 2025. The 2025 EBITDA target was $41.9 million, exclusive of adjustments to eliminate unusual or non-recurring items, with a range from a threshold of $33.5 million that would earn 40% of the target shares to a maximum of $52.4 million that would earn 175% of the target shares. EBITDA* for 2025 was calculated at $45.5 million, resulting in 127% of the target shares being earned. The shares will cliff vest in February 2028.
The Sales-based PRSU grants use net sales to determine the number of shares that will vest, measured over a performance period commencing January 1, 2025, and ending December 31, 2025. Net sales is the amount included in our Form 10-K for the year ended December 31, 2025. The sales target for 2025 was $750.0 million, with a range from a threshold of $705.0 million that would earn 40% of the target shares to a maximum of $900.0 million that would earn 150% of target shares. Net sales were $759.0 million in 2025, resulting in 103% of the target shares being earned. The shares will cliff vest in February 2028.
The time-based RSUs vest in three equal annual installments beginning in May 2026.
Dividend and voting rights are not applicable to stock awards until vested. Additional details regarding grants are provided in the “2025 Grants of Plan Based Awards Table” and “2025 Outstanding Equity Awards Value at Year-End Table.”
*EBITDA is a non-GAAP financial measure. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A.
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Compensation Discussion and Analysis

Policies and Practices Regarding Timing of Equity Grants
The NCG Committee, in its discretion, typically approves annual grant awards to all eligible employees in January, with the number of shares granted based on the closing price of our common stock on the grant date. From time to time, our NCG Committee may approve supplemental or other non-recurring grants outside of our annual compensation program.

While we do not have a formal written policy in place with regard to the timing of equity awards in relation to the disclosure of material nonpublic information, the NCG Committee does not seek to time equity grants to take advantage of information, either positive or negative, about our Company that has not been publicly disclosed.
Insider Trading Policy
We have adopted an Insider Trading Policy (the "Policy") governing the purchase, sale, and other dispositions of our securities. The Policy applies to the Company itself and all Company personnel, including directors, officers, employees, and other covered persons. We believe the Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to the Company’s Form 10-K for the year ended December 31, 2025.

Clawback Policy
The NCG Committee has adopted a comprehensive Clawback Policy in compliance with the mandatory provisions regarding incentive compensation as required by the NYSE rules. The Company will recover incentive compensation paid to an executive officer that was calculated based upon any financial result or performance metric that is later subject to a financial restatement, and may also recover incentive compensation if the executive commits a significant legal or compliance violation including a violation of our Code of Conduct. A copy of our Clawback Policy is filed as Exhibit 97 to the Company’s Form 10-K for the year ended December 31, 2025.

Pension Benefits and Retirement Plans
We provide retirement benefit plans as an incentive for employees to remain with the Company long-term. Our NEOs are eligible to participate in the same retirement benefit programs that we offer to salaried employees at the corporate level. Our NEOs are also eligible to participate in our 401(k) plan to which the Company may make matching contributions. We match contributions 100% up to 4% of a participant's compensation, with a maximum match per participant of $14,000 in 2025.
We have a non-qualified, non-contributory supplemental executive retirement plan (the “SERP”). The SERP was established in connection with a defined benefit plan for which the benefits were frozen in 2006 and its obligations settled in 2014. The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (the former pension plan, social security and the SERP) to $125,000. Effective December 31, 2015, no new benefits can be earned under the SERP. Additional details regarding accumulated benefits under the SERP plan are provided in the “Pension Benefits and Retirement Plans Table.”
Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation
The NCG Committee considered the 98% stockholder support of the compensation paid to our NEOs evidenced by the results of last year's advisory vote on executive compensation, and together with its analysis, did not make any specific changes to our executive compensation program for 2025 in response to the vote. Future annual advisory votes on executive compensation will serve as an additional tool to guide the committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.
Frequency of Advisory Stockholder Vote on Executive Compensation
At our 2021 annual meeting on May 10, 2021, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board. Consistent with this preference, the Board implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of stockholder votes on executive compensation, which will occur no later than the Company’s Annual Meeting of Stockholders in 2027.
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NCG Committee Report

The NCG Committee oversees Havertys Furniture's compensation on behalf of the Board and operates under a written charter adopted by the Board. A copy of the charter is available on the Company's website at http://ir.havertys.com/corporate-governance-information/corporate-governance-documents.
The NCG Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of Havertys Furniture. The NCG Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the NCG Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2025 Annual Report on Form 10-K.
The Nominating, Compensation, and Governance Committee

L. Allison Dukes Chair	G. Thomas Hough	Natalie B. Morhous	Derek G. Schiller	Al Trujillo

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Compensation at Havertys

Summary Compensation Table
The following tables and footnotes describe the compensation earned for the last three years by our NEOs.

Name, Principal Position, and Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Change in Pension Value (3)	All Other Compensation (4)	Total
Clarence H. Smith Executive Chairman
2025	$600,000	$586,800	$448,821	$66,094	$45,594	$1,747,309
2024	760,000	266,669	1,470,572	42,253	65,360	2,604,854
2023	760,000	670,746	1,330,012	60,223	66,713	2,887,694
Steven G. Burdette President and Chief Executive Officer
2025	650,000	844,350	1,072,192	23,892	45,355	2,635,789
2024	525,000	128,948	496,153	473	48,550	1,199,124
2023	525,000	324,341	472,486	23,326	46,845	1,391,998
Richard B. Hare Executive Vice President, Chief Financial Officer
2025	485,000	442,708	435,355	—	34,447	1,397,510
2024	465,000	114,211	416,760	—	32,839	1,028,810
2023	465,000	266,754	399,988	—	28,842	1,160,584
John L. Gill Executive Vice President, Merchandising
2025	440,000	372,944	329,143	10,925	32,899	1,185,911
2024	420,000	88,422	337,367	—	31,732	877,521
2023	420,000	222,405	300,007	10,690	27,706	980,808
Summary Compensation Table Footnotes
(1)Non-Equity Incentive Plan Compensation: Amounts for the cash earned under the annual incentive plans. For a description of the plans see “Compensation Discussion and Analysis.” The aggregate awards earned for 2025 were approximately 130% of each NEO’s combined MIP target levels. The table below includes the total award to each NEO and the portion of the award attributable to each component

	MIP-I (Corporate Performance)	MIP-II (Individual Performance)	Total Annual Incentive Award
Clarence H. Smith	$496,800	$90,000	$586,800
Steven G. Burdette	717,600	126,750	844,350
Richard B. Hare	374,808	67,900	442,708
John L. Gill	315,744	57,200	372,944
(2)Stock Awards: These amounts are the full grant date fair value, as determined in accordance with ASC Topic 718. The full grant date value is calculated using the number of awards granted multiplied by the closing price of our stock on the date of grant. All the grants were made on January 23, 2025. The amounts reported for these awards may not represent the amounts the individuals will actually realize, as the number of shares earned, if any, will depend on actual performance versus goals and the change in our stock price over time. For a description of the plan, see "Compensation, Discussion & Analysis."
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Compensation at Havertys

The table below sets forth the details of the components that make up the 2025 equity awards. For PRSUs, the grant date fair value is calculated using the target number of PRSUs awarded to each NEO, which was the assumed probable outcome as of the grant date. Assuming, instead, the highest level of performance achievement as of the grant date, the aggregate grant date fair value of the PRSUs is reflected in the table below under "Maximum", which is 175% of target for EBITDA awards and 125% of target for Sales awards. In 2025, the EBITDA performance grants were earned at 127% and the Sales performance grants were earned at 103% of target.

	Components of Annual Stock Awards				Additional Information
	Value of RSUs ($)	Value of PRSUs - Target ($)		Total	Value of PRSUs - Maximum ($)
		EBITDA	Sales		EBITDA	Sales
Clarence H. Smith	$89,764	$287,255	$71,802	$448,821	$502,707	$107,703
Steven G. Burdette	214,443	686,204	171,545	1,072,192	1,200,863	257,318
Richard B. Hare	130,597	243,806	60,952	435,355	426,661	91,439
John L. Gill	98,734	184,323	46,086	329,143	322,559	69,141
(3)Change in Pension Value: Represents the aggregate change in the actuarial present value of accumulated benefits under the SERP for the applicable year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 11 Benefit Plans to our 2025 consolidated financial statements, which are included in our Form 10-K for the year ended December 31, 2025. Year-over-year changes in pension value for the SERP were frozen when the pension plan was terminated in 2014. The SERP monthly benefits are actuarially increased if commencement of such benefits begins after normal retirement age if elected by the participant prior to the SERP being frozen. Our NEOs who joined the Company after December 2015 have no benefits under the SERP.
(4)All Other Compensation: These amounts for 2025 are comprised of items as noted in the following table:

	401 (K) Plan Match(a)	Deferred Compensation Plan Contribution(b)	Other(c)	Total
Clarence H. Smith	$14,000	$15,500	$16,094	$45,594
Steven G. Burdette	14,000	12,868	18,487	45,355
Richard B. Hare	14,000	—	20,447	34,447
John L. Gill	14,000	—	18,899	32,899
(a)The maximum 401(k) match for calendar year 2025 was $14,000.
(b)Company contributions to the Deferred Compensation Plan are based on the participants’ compensation and contributions.
(c)Includes: premium costs for covering a portion of medical insurance coverage, additional life insurance, long-term disability coverage, and health examinations.
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Compensation at Havertys

2025 Grants of Plan-Based Awards

Name, Grant Date and NCG Committee Approval Date	Award Type (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)(4)			All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(5)	Grant Date Fair Value of Stock Award $(6)

		Threshold	Target	Maximum	Threshold	Target	Maximum

Clarence H. Smith
1/23/2025	MIP-I	$10,080	$360,000	$630,000	—	—	—	—	—	—
1/23/2025	MIP-II	—	90,000	90,000	—	—	—	—	—	—
1/23/2025	PRSU	—	—	—	5,009	12,522	21,914	—	$22.94	$287,255
1/23/2025	PRSU.1	—	—	—	1,252	3,130	4,695	—	22.94	71,802
1/23/2025	RSU	—	—	—	—	—	—	3,913	22.94	89,764

Steven G. Burdette
1/23/2025	MIP-I	14,560	520,000	910,000	—	—	—	—	—	—
1/23/2025	MIP-II	—	130,000	130,000	—	—	—	—	—	—
1/23/2025	PRSU	—	—	—	11,965	29,913	52,348	—	$22.94	686,204
1/23/2025	PRSU.1	—	—	—	2,991	7,478	11,217	—	22.94	171,545
1/23/2025	RSU	—	—	—	—	—	—	9,348	22.94	214,443

Richard B. Hare
1/23/2025	MIP-I	7,605	271,600	475,300	—	—	—	—	—	—
1/23/2025	MIP-II	—	67,900	67,900	—	—	—	—	—	—
1/23/2025	PRSU	—	—	—	4,251	10,628	18,599	—	22.94	243,806
1/23/2025	PRSU.1	—	—	—	1,063	2,657	3,986	—	22.94	60,952
1/23/2025	RSU	—	—	—	—	—	—	5,693	22.94	130,597

John L. Gill
1/23/2025	MIP-I	6,406	228,800	400,400	—	—	—	—	—	—
1/23/2025	MIP-II	—	57,200	57,200	—	—	—	—	—	—
1/23/2025	PRSU	—	—	—	3,214	8,035	14,061	—	22.94	184,323
1/23/2025	PRSU.1	—	—	—	804	2,009	3,014	—	22.94	46,086
1/23/2025	RSU	—	—	—	—	—	—	4,304	22.94	98,734

(1)Award Type: MIP-I = Annual Cash Management Incentive Plan Compensation based on Company performance
MIP-II = Annual Cash Management Incentive Plan Compensation based on individual performance
PRSU = Performance Restricted Stock Units contingent – EBITDA
PRSU.1 = Performance Restricted Stock Units contingent – Sales
RSU = Restricted Stock Unit
(2)The 2025 Non-Equity Incentive Plans as discussed above provided for a target payout for 100% attainment of the goals and decreased to the payout threshold and increased to the maximum payout noted above. The combination of the approved MIP-I and MIP-II payouts resulted in a total average MIP payout of 130% of target.
(3)The PRSU grant is based on achievement of 2025 EBITDA target as discussed above. The number of shares actually achieved were 127% of the target and are shown as outstanding awards on page 33.
(4)The PRSU.1 grant is based on achievement of a sales target for 2025. The number of shares actually achieved were 103% of the target and are shown as outstanding awards on page 33.
(5)The base price for the PRSUs and RSUs is the closing price of our stock on the date of grant.
(6)The fair value for the PRSUs and RSUs was determined using the target number of shares granted multiplied by $22.94, the closing stock price on the grant date, in accordance with ASC Topic 718.
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Compensation at Havertys

Outstanding Equity Awards at 2025 Fiscal Year-End Table
The following table includes certain information with respect to the value of all unvested stock awards previously granted to the NEOs as of December 31, 2025. The market value of shares of stock that have not vested is based on the closing market price as of December 31, 2025, the last trading day of 2025, which was $23.36.

		Stock Awards
Name	Date Awarded	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
Clarence H. Smith
1/26/23(1)		5,296	$123,715
1/26/23(2)		20,722	484,066
1/26/23(3)		2,747	64,170
1/25/24(1)		8,146	190,291
1/25/24(4)		14,091	329,166
1/23/25(1)		3,913	91,408
1/23/25(5)		12,522	292,514
1/23/25(6)		3,130	73,117
Steven G. Burdette
1/26/23(1)		2,822	$65,922
1/26/23(2)		6,697	156,442
1/26/23(3)		888	20,744
1/25/24(1)		4,286	100,121
1/25/24(4)		4,160	97,178
1/23/25(1)		9,348	218,369
1/23/25(5)		29,913	698,768
1/23/25(6)		7,478	174,686
Richard B. Hare
1/26/23(1)		2,389	$55,807
1/26/23(2)		5,669	132,428
1/26/23(3)		752	17,567
1/25/24(1)		3,600	84,096
1/25/24(4)		3,494	81,620
1/23/25(1)		5,693	132,988
1/23/25(5)		10,628	248,270
1/23/25(6)		2,657	62,068
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Compensation at Havertys

Outstanding Equity Awards Table (continued)

		Stock Awards
Name	Date Awarded	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
John L. Gill
1/26/23(1)		1,792	41,861
1/26/23(2)		4,252	99,327
1/26/23(3)		564	13,175
1/25/24(1)		2,914	68,071
1/25/24(4)		2,829	66,085
1/23/25(1)		4,304	100,541
1/23/25(5)		8,035	187,698
1/23/25(6)		2,009	46,930

Outstanding Equity Awards Table Footnotes

Award Information		Vesting Rate	Vesting Dates	Conditions

(1)	Restricted Stock Units	33.3% per year	May 8 each year beginning year following grant date	Continued employment through vesting date.
(2)	Performance Restricted Stock Units	100%	February 28, 2026	Based on 2023 EBITDA, shares achieved at 83.9% of target.
(3)	Performance Restricted Stock Units	100%	February 28, 2026	Based on 2023 consolidated sales, shares achieved at 44.5% of target.
(4)	Performance Restricted Stock Units	100%	February 28, 2027	Based on 2024 EBITDA, shares achieved at 52.0% of target.
(5)	Performance Restricted Stock Units	100%	February 28, 2028	Based on 2025 EBITDA, shares achieved at 127.0% of target.
(6)	Performance Restricted Stock Units	100%	February 28, 2028	Based on 2025 consolidated sales, shares achieved at 103.0% of target.
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Compensation at Havertys

2025 Option Exercises and Stock Vested Table
The following table includes certain information with respect to the vesting of the NEO's restricted stock awards during the year ended December 31, 2025.

	Option and SSARs Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)
Clarence H. Smith	—	—	40,352	$894,219
Steven G. Burdette	—	—	13,874	302,295
Richard B. Hare	—	—	12,104	263,983
John L. Gill	—	—	9,042	196,959
(1)The value realized reflects the number of shares vested multiplied by the market value of the stock on the date of vesting.
(2)The number of shares acquired on vesting is the gross number, including shares surrendered to us for the payment of withholding taxes. The following table outlines the net number of shares received by the NEOs.

Name	Net Shares Received (#)
Clarence H. Smith	21,332
Steven G. Burdette	7,621
Richard B. Hare	6,615
John L. Gill	5,285
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Compensation at Havertys

Nonqualified Deferred Compensation Plans
Top Hat Mutual Fund Option Plan. The Top Hat Mutual Fund Option Plan (the “Top Hat Plan”) was designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus they would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than fifteen years from leaving our employment. Mr. Clarence Smith is the only NEO who participated in the Top Hat Plan as of December 31, 2025. The Top Hat Plan was terminated and liquidated in January 2026.

Name	Aggregate Earnings (Loss) in 2025($)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance at Last FYE ($)
Clarence H. Smith	$89,491	—	$597,549

Deferred Compensation Plan. In January 2011, Havertys implemented a Deferred Compensation Plan for certain employees, including the NEOs. Under this plan participants may voluntarily defer receipt of up to 50% of their salary and 100% of their cash bonuses or non-equity plan compensation and allocate the deferred amounts among a group of investment options that mirrors the fund choices available in Havertys’ 401(k) Plan. Havertys may also make a percentage contribution of excess compensation to each participant. “Excess Compensation” refers to compensation above which a participant cannot receive an employer matching contribution under the existing 401(k) limits. The percentage Company contribution was 3% for 2025. In general, deferred amounts are distributed to the participant upon termination or at a specified date as elected by the participant or as required by the plan. The following table includes information for those NEOs participating in the Deferred Compensation Plan.

Name	Executive Contributions in 2025 ($)(1)	Company Contributions for 2025 ($)(2)	Aggregate Earnings (Loss) in 2025 ($)(3)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance at Last FYE ($)(4)
Clarence H. Smith	$120,931	$15,500	$728,022	$(226,480)	$5,517,896
Steven G. Burdette	499,551	12,868	97,689	—	1,370,456
Richard B. Hare	—	—	41,105	—	318,453
(1)Amounts included in this column have been included for the applicable year in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.
(2)Amounts included in this column have been reported for the applicable year in the “All Other Compensation” column of the Summary Compensation Table.
(3)Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(4)All amounts included in this column have been reported in the current or prior years as either salary, non-equity incentive compensation or all other compensation in the summary compensation tables or as earnings or withdrawals in the deferred compensation tables.
2026 Proxy Statement | 36

Compensation at Havertys

Pension Benefits and Retirement Plans
Retirement benefits are provided through Havertys 401(k) Plan and the SERP, which are described in the CD&A. The change in pension value can be impacted by the change in assumptions used to estimate present values. Please refer to Note 11, Benefit Plans to our financial statements in our annual report for the year ended December 31, 2025 for information on the assumptions related to the SERP.
The following table provides certain information on the retirement benefits available under the SERP Plan for each eligible NEO as of December 31, 2025. Our NEOs who joined Havertys after December 2015 have no benefits under the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments during last fiscal year ($)
Clarence H. Smith	SERP	40	$846,828	—
Steven G. Burdette	SERP	32	306,432	—
John L. Gill	SERP	15	130,438	—
The SERP Plan permits participants with 15 or more years of service to retire as early as age 55 with a reduction in the amount of their monthly benefits ranging from 50% at age 55 to 93.3% at age 64. As of December 31, 2025, Mr. Clarence Smith was eligible for retirement with no reduction in benefits. Messrs. Burdette and Gill are eligible for reduced benefits ranging from approximately 80.0% to 93.3%. Mr. Hare does not participate in the SERP.
2025 Potential Payments upon Termination or Change in Control
The table on page 39 summarizes the estimated payments to be made under our agreements or plans which provide for payments to an NEO following, or in connection with, any termination of employment, including by resignation, retirement, death, disability, constructive termination, or termination following change in control. Our NEOs would not be entitled to any payments or benefits in connection with a termination for cause, voluntary termination or involuntary termination without cause (other than in connection with a change in control. Such amounts are estimates to be paid under hypothetical circumstances and under the terms of the plans as they now exist. As required by the SEC, we have assumed that employment terminated on December 31, 2025 and that the price per share of our common stock is the closing market price as of December 31, 2025 which was $23.36. Actual payments in such circumstances may differ for a variety of reasons. The amounts reported below do not include amounts to be provided to a NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers, and which is available generally to all salaried employees. Also, this table does not include amounts reported in the deferred compensation tables or the pension benefits table, except for those receiving retirement benefits.

Salary. None of our NEOs has an employment agreement that guarantees them employment for any period of time. Therefore, we would only make post-termination payments of salary or severance to an NEO under our change in control agreement.
Change in control agreements. Our executive officers and other team members have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The Board has therefore approved change in control agreements for our NEOs (the “Agreements”). The term of each Agreement automatically renews each January 1 unless notice is otherwise provided by Havertys.
The Agreements provide benefits under a qualifying termination of employment within 24 months following a change in control. The benefits the individuals would be entitled to receive include:
•Severance payments – calculated as equal to two times the sum of: (1) the higher of the individual’s annual base salary or the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based and (2) the higher of the amount paid as annual non-equity incentive
2026 Proxy Statement | 37

Compensation at Havertys

compensation or the average amount paid in the three years preceding that in which the date of termination occurs.
•Final year bonus – a pro-rata amount for the annual incentive plan performance period in which the date of termination occurs, the calculation and payment of which depend on when the date of termination occurs.
•Reimbursement for medical and life insurance premiums – payments for a period of 24 months after the date of termination.
•Acceleration of vesting on then-outstanding stock options and restricted stock awards; then-outstanding PRSUs would be governed by the plan under which they were awarded. See “Accelerated Vesting of Long-Term Incentives” below for additional details on the outstanding awards.
We do not have employment agreements with any of our executive officers and there are no other written agreements related to termination other than the change in control agreements.
Accelerated Vesting of Long-Term Incentives. We have provided long-term incentives to our NEOs through PRSUs and RSUs. Terms of accelerated vesting for long-term incentives upon various termination scenarios are described below. Long-term incentive awards made in certain years to retirement-eligible individuals may continue to vest after retirement. All awards outstanding as of December 31, 2025 have been granted under our 2021 Long-Term Incentive Plan (the “2021 LTIP”).
RSUs. Time-based RSUs vest annually pro rata over three years, provided the executive has remained an active team member from the grant date through the vesting date. Generally, unvested RSU grants will vest in full if an NEO’s termination of employment is by reason of death or disability and will continue to vest if due to retirement, subject to the executive’s compliance with certain restrictive covenants. We calculated the value of RSUs using our market price as of December 31, 2025 which was $23.36.
PRSUs based on EBITDA and Sales. Upon termination of employment during the performance period by reason of death, disability, or retirement, unvested PRSUs will vest based on actual performance through the date of death, disability or retirement. After the performance period, the PRSUs will vest according to the grant agreement. At December 31, 2025, the number of units earned for all PRSUs were known and we calculated their value using our market price which was $23.36.
Awards of long-term incentives granted under the 2021 LTIP have double-trigger change-in-control vesting; if awards granted under the 2021 LTIP are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change in control.
Retirement Plans. Benefits under the Supplemental Executive Retirement Plan ("SERP") were frozen in December 2015. Our NEOs who joined Havertys after December 2015 have no benefits under the SERP. The benefits under the SERP are not enhanced upon any termination.
2026 Proxy Statement | 38

Compensation at Havertys

2025 Potential Payments upon Termination or Change in Control

Name		Change in Control (3) No Termination ($)	Change in Control Involuntary for Good Reason/Not for Cause ($)	Death(3) ($)	Disability(3) ($)
Clarence H. Smith
Severance		—	2,216,143	—	—
Healthcare and Other		—	50,166	—	—
Long-Term Incentive	(2)	1,648,445	1,648,445	1,648,445	1,648,445
Retirement Plans(1)		—	—	—	—
Steven G. Burdette
Severance		—	2,165,093	—	—
Healthcare and Other		—	50,166	—	—
Long-Term Incentive	(2)	1,532,229	1,532,229	1,532,229	1,532,229
Retirement Plans(1)		—	—	—	—
Richard B. Hare
Severance		—	1,519,115	—	—
Healthcare and Other		—	65,108	—	—
Long-Term Incentive	(2)	814,844	814,844	814,844	814,844
Retirement Plans(1)		—	—	—	—
John L. Gill
Severance		—	1,335,847	—	—
Healthcare and Other		—	50,166	—	—
Long-Term Incentive	(2)	623,689	623,689	623,689	623,689
Retirement Plans(1)		—	—	—	—
1.We disclose the amounts related to the SERP and the plans in which each NEO participates in the Pension Benefits, the Top Hat Mutual Fund Option Plan and the Deferred Compensation Plan Tables.
2.Mr. Smith was the only NEO that was retirement eligible for purposes of the long-term incentive awards as of December 31, 2025 If he had retired on such date, his outstanding awards would not have automatically vested. However, his awards would continue to vest following his retirement through the end of the respective vesting periods, subject to his compliance with certain restrictive covenants. The values of such awards as of December 31, 2025 were $1,648,445.
3.Time-based RSUs vest in full upon an NEO’s termination of employment by reason of death or disability. Similarly, PRSUs generally vest upon an NEO’s termination of employment by reason of death or disability based on actual performance through the date of death or disability, which for purposes of this table is assumed to be December 31, 2025.
4.For the purposes of this table only, we have assumed that the outstanding RSUs and PRSUs were not assumed by the acquiror and, therefore, fully vested in connection with such change in control.

2026 Proxy Statement | 39

Compensation at Havertys

CEO Pay Ratio
The SEC requires the disclosure of the CEO to median employee pay ratio. We identified the median team member by examining the 2025 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2025. We included all individuals, whether employed on a full-time or part-time basis. We annualized the cash compensation for all permanent team members who were not employed for the entire period. We did not make full-time adjustments for part-time team members.
We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute annual equity awards to team members.
After identifying the median team member based on total cash compensation, we calculated annual total compensation for such team member using the same methodology we use for our NEOs as set forth in the 2025 Summary Compensation Table in this Proxy Statement. In 2025, our President and CEO, Mr. Burdette, had a total annual compensation of $2,635,789. Our median employee’s annual total compensation for 2025 was $70,174. As a result, we estimate that Mr. Burdette’s 2025 annual total compensation was approximately 38 times that of our median team member, or 38:1. Given the different methodologies that various public companies are allowed to use to determine their pay ratio, the ratio we report may not be comparable to those reported by other companies.

2026 Proxy Statement | 40

Compensation at Havertys

Pay-Versus-Performance
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain Company financial performance metrics. For further information concerning our approach to pay-for-performance, refer to the Compensation Discussion and Analysis, beginning on page 21.

The following table provides information showing the relationship during 2025, 2024, 2023, 2022 and 2021, between (1) total compensation as reflected in the Summary Compensation Table ("SCT”), (2) executive compensation “actually paid” (“CAP”) (as defined by SEC rule and further described below) to (a) each person serving as our principal executive officer (“PEO”) (also referred to as our CEO) and (b) our non-PEO named executive officers (also referred to below as other NEOs), on an average basis, and (3) the Company’s financial performance. The Company’s selected performance measure included in the chart below is Pre-Tax Income. Information presented in this section shall not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so by reference to this section.
Pay-Versus-Performance Table

					Value of initial Fixed $100 Investment			Company Selected Financial Performance Measure
Year	SCT Total Compensation for PEO (1)	Compensation Actually Paid to PEO	Average SCT Total Compensation For Non-PEO NEOs (2)	Average Compensation Actually Paid to Non‑PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (4) (in 000s)	Pre-Tax Income (5) (in 000s)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$2,635,789	$2,836,481	$1,443,577	$1,512,308	$118	$120	$19,730	$26,833
2024	2,604,854	609,226	927,201	366,433	106	149	19,956	26,153
2023	2,887,694	3,479,323	1,134,652	1,292,075	161	104	56,319	72,711
2022	2,679,191	2,646,013	1,170,014	959,065	126	89	89,358	119,501
2021	3,161,832	3,814,594	1,215,126	1,490,490	121	135	90,803	118,535
1.        Steve Burdette served as our CEO in 2025 and Clarence Smith served as our CEO for each year from 2021 through 2024.
2.        The NEOs included in this calculation for each year are:
2025 - Clarence Smith, Richard Hare and John Gill
2024 – Steve Burdette, Richard Hare, John Gill, Helen Bautista and Ed Clary.
2023 – Steve Burdette, Richard Hare, Ed Clary, and John Gill
2022 – Steve Burdette, Richard Hare, Ed Clary, John Gill and Rawson Haverty
2021 – Steve Burdette, Richard Hare, Ed Clary, and John Gill
3.       The peer group TSR is based on the cumulative return of the NYSE/AMEX/Nasdaq Home Furnishings & Equipment Store Index (SIC Codes 5700-5799), the same index used for our performance graph disclosed in our 2025 Annual Report on Form 10-K.
4.        Net income as included in our 2025 Annual Report on Form 10-K.
5.        Pre-tax income, or income before income taxes, as included in our 2025 Annual Report on Form 10-K.
6.     The additional table below sets forth each of the amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate CAP. There were no assumptions made in the valuation of equity awards that differ materially from those disclosed as of the grant date of such equity awards.
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Compensation at Havertys

2025 Reconciliation	PEO	Other NEOs
Total Compensation From SCT	$2,635,789	$1,443,577
DEDUCT: grant date fair value (GDFV) of equity awards granted during FY	$1,072,193	$404,440
ADD: FV as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$1,285,734	$478,062
ADD: change as of end of FY in FV of awards granted in any prior year that are outstanding and unvested as of FY-end	$17,584	$25,377
ADD: change as of the vesting date (from end of prior FY) in FV for any equity awards granted in any prior year that vested at the end of or during FY	$(6,541)	$(4,595)
DEDUCT: FV at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions or were cancelled during FY	$—	$—
DEDUCT: change in actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans reported in SCT(1)	$23,892	$25,673
Compensation Actually Paid (CAP) as defined by SEC Rule	$2,836,481	$1,512,308
(1)As discussed on page 37, the SERP was frozen in 2006 and accordingly there are no changes related to service costs and prior service costs.
Financial Performance Measures
Our executive compensation program and compensation decisions reflect the guiding principles of aligning long-term performance and stockholder interests. The metrics used within our incentive plans are selected to support these objectives. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are as follows:
•Pre-Tax Income
•EBITDA
•Net Sales
Analysis of the Information Presented in the Pay-versus-Performance Table
While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay-versus-Performance Table set forth above. Moreover, the Company generally seeks to incentivize positive long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v), the Company is providing the following descriptions of the relationships between information presented in the Pay‑versus-Performance table.

2026 Proxy Statement | 42

Compensation at Havertys

Total Shareholder Return: TSR has the most direct and significant impact on CEO and NEO compensation actually paid. This is primarily driven by our compensation program design, which is structured with a significant portion of compensation delivered in equity awards (RSUs and PRSUs). The graphs below show the relationship between (1) compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our cumulative TSR and (2) our cumulative TSR and peer group TSR, over the five fiscal years ending December 31, 2025.
CAP versus TSR

$4.5
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
Compensation Actually Paid ("CAP") in Millions
$300
$250
$200
$150
$100
$50
$0
Total Shareholder Return (TSR) Value of Initial Fixed $100 Investment
2021
2022
2023
2024
2025
CAP to PEO
Average CAP to Non-PEO NEOs
Company TSR

Total Shareholder Return ("TSR") : Company versus Peer Group

2026 Proxy Statement | 43

Compensation at Havertys

Pre-Tax Income: Pre-Tax Income impacts on CEO and NEO compensation actually paid because it is the primary metric in our MIP-I Plan. The graphs below show the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our pre-tax income over the five fiscal years ending December 31, 2025.
Compensation Actual Paid ("CAP") versus Pre-Tax Income
Net Income: SEC rules require that net income be presented as a performance measure in the Pay-versus-Performance Table above. The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and net income attributable to Havertys over the five fiscal years ending December 31, 2025, as reported in the Company’s consolidated financial statements.
Compensation Actual Paid versus Net Income
2026 Proxy Statement | 44

Proposal 2: Advisory Vote on Executive Compensation

What am I voting on?	Non-binding advisory vote to approve the compensation of our named executive officers’ (“say-on-pay-vote”).
Voting recommendation:	Our Board of Directors recommends a vote “For” approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, the Company provides its stockholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our named executive officers. The Company recommends that you vote for the approval of the compensation of our NEOs as described in this Proxy Statement. Accordingly, you may vote on the following resolution at the meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders.
As described in the Compensation Discussion and Analysis beginning on page 21, the Company’s compensation philosophy is to align executive pay with company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term stockholder value.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the NCG Committee or the Board. Because we value our stockholders’ views, however, the NCG Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 28 in the Compensation Discussion and Analysis, the NCG Committee considered the result of last year’s vote, in which approximately 98% of the shares voted were in support of the compensation of the Company’s NEOs. Your advisory vote serves as an additional tool to guide the NCG Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance.
This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation policies for our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the framework, policies, and procedures described in this Proxy Statement.

2026 Proxy Statement | 45

Proposal 3: 2026 Long-Term Incentive Plan

What am I voting on?	Approval of the 2026 Long-Term Incentive Plan
Voting recommendation:	Our Board of Directors recommends a vote “For” approval, on the 2026 Long-Term Incentive Plan.
In an industry that is subject to lengthy business cycles, Havertys believes that broad based incentive compensation is a necessary and powerful employee incentive and retention tool that helps encourage a long-term view for its employees and benefits all of our stockholders. We believe that alignment of the interests of our stockholders and our employees, officers and directors is best achieved through the awarding of cash and equity incentives as a portion of their total compensation. This approach reinforces the link between our stockholders and our employees, officers, and directors. Equity incentives such as restricted stock units and performance-based incentives also play a significant role in our recruitment and retention strategies, as the competition for creative and technical talent and leaders in our industry can be intense.
We currently issue equity awards under the Haverty Furniture Companies, Inc. 2021 Long-Term Incentive Plan, as amended (the “2021 Plan”) and the Haverty Furniture Companies, Inc. Non-Employee Director Compensation Plan (the “Director Plan” and, together with the 2021 Plan, the “Prior Plans”). On February 20, 2026, our Board adopted, subject to stockholder approval at the Annual Meeting, the Haverty Furniture Companies, Inc. 2026 Long-Term Incentive Plan (the “2026 Plan”) to replace the Prior Plans. As of March 2, 2026, there were approximately 902,336 shares of our common stock subject to outstanding awards under the Prior Plans and approximately 69,680 shares of our common stock reserved and available for future awards under the Prior Plans. If our stockholders approve the 2026 Plan, then we will not grant any additional awards under the Prior Plans. If our stockholders do not approve the 2026 Plan, then we will continue to grant under the 2021 Plan and the Director Plan, but the Company will not have adequate ability to continue to offer meaningful equity-based awards needed to remain competitive in the marketplace.
Our Board believes the 2026 Plan contains a number of features that are consistent with stockholder protection and sound corporate governance practices and is in the best interests of our Company and our stockholders, as discussed in greater detail below. Accordingly, our Board unanimously recommends that our stockholders approve the 2026 Plan.
Important Information About the 2026 Plan
Shares Available Under the 2026 Plan. If the 2026 Plan is approved by our stockholders, the aggregate number of shares of common stock issuable under the 2026 Plan will be 1,269,680 shares of common stock less one share for every one share subject to an award granted under the Prior Plans after March 2, 2026 and prior to the effective date of the 2026 Plan. After March 2, 2026, any shares subject to an award under the Prior Plans that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason shall, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the 2026 Plan on a one-for-one basis.

2026 Proxy Statement | 46

Proposal 3: 2026 Long-Term Incentive Plan

Key Data Used to Determine the Number of Shares Needed
Outstanding Equity Awards and Shares Available. The following table includes information regarding outstanding equity awards and shares available for future awards under the 2021 Plan as of March 2, 2026, (and without giving effect to approval of the 2026 Plan under this proposal):

2021 Plan(1)(2)
Total shares underlying time-based outstanding unvested full value awards	902,336
Total shares currently available for grant	69,680
Common Stock and Class A Common Stock outstanding as of March 2, 2026	16,213,505
(1) If our stockholders approve the 2026 Plan, no further equity awards will be granted under the 2021 Plan from and after the effective date of the 2026 Plan.
(2) If our stockholders approve the 2026 Plan, no further equity awards will be granted under the Director Plan. The Director Plan will, instead, be administered as a sub-plan to the 2026 Plan.
Significant Historical Award Information. Common measures of a stock plan’s cost include burn rate, overhang and dilution. The burn rate refers to annual share usage, which measures how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average burn rate of 1.93% of shares of our common stock outstanding per year. Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and also includes shares that may be awarded under our various equity plans in the future, which is commonly referred to as “overhang.”

Historical Burn Rate	2025	2024	2023	3-Yr-Avg.
Restricted Stock Units	213,750	166,961	177,098	185,936
Performance-Based Stock Units	153,948	121,824	106,557	127,443
Total Awards Granted	367,698	288,785	283,655	313,379
Weighted Average Number of Shares Outstanding	16,221,000	16,310,000	16,270,000	16,267,000
Burn Rate(1)	2.27%	1.77%	1.74%	1.93%
(1)Burn rate is calculated by dividing the number of shares subject to equity awards granted during the applicable fiscal period by the total weighted-average number of shares of common stock and Class A common stock outstanding during the applicable fiscal period.

Overhang and Dilution as of March 2, 2026. The total overhang and dilution resulting from the share request, including awards outstanding under the 2021 Plan, represent approximately 13.4% and 5.6%, respectively, of the shares of our common stock and Class A common stock outstanding as of March 2 , 2026.
Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding and (y) the number of shares available for future grants if the share request is approved, by (b) the number of common stock and Class A common stock outstanding, all as of March 2, 2026.
Dilution is calculated by dividing the number of shares subject to equity awards outstanding by the number of share of common stock and Class A common stock outstanding all as of March 2, 2026.
Future Share Needs. If the 2026 Plan is approved by our stockholders, the total number of shares available for grant will be 1,269,680. We expect this amount to last for approximately four years of awards. This estimate is based on an estimated three-year average annual burn rate of 1.9%, as described above. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual share usage are changes in market grant values, changes in the number of recipients, changes in our stock price, changes in the structure of our equity program and forfeitures of outstanding awards.

2026 Proxy Statement | 47

Proposal 3: 2026 Long-Term Incentive Plan

Sound Corporate Governance Practices
The 2026 Plan includes a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, consultants and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:
•No evergreen provision. The 2026 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2026 Plan can be automatically replenished.
•No liberal share recycling provisions. Shares retained by or delivered to the Company to pay the exercise price of a stock option or to satisfy tax withholding obligations in connection with the exercise, vesting or settlement of an award will count against the number of shares remaining available under the 2026 Plan.
•Limit on Non-Employee Director Compensation. With respect to any one calendar year, the aggregate compensation that may be granted to any Non-Employee Director, including all meeting fees, cash retainers and Awards granted or payable under this Plan or otherwise, shall not exceed $600,000, or $750,000 in the case of a non-employee Chairman of the Board or Lead Director.
•No liberal change-in-control definition. The change-in-control definition contained in the 2026 Plan is not a “liberal” definition that would be activated on stockholder approval of a transaction.
•No single-trigger change of control vesting. If awards granted under the 2026 Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.
•No dividends on unearned awards or appreciation awards. The 2026 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards. In addition, no dividends will accrue on options or stock appreciation rights.
•Recoupment. Awards under the 2026 Plan are subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the participant.
•No repricing of stock options or stock appreciation rights. Without the prior approval of the Company’s stockholders, outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, nor may stock options or stock appreciation rights be cancelled in exchange for stock options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original award. In addition, the Company may not, without the prior approval of stockholders, repurchase an option or stock appreciation right for value from a participant if the current market value of the underlying stock is lower than the exercise price or base price per share of the option or stock appreciation right, respectively.
•No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with exercise prices or base prices lower than the fair market value of the underlying shares on the grant date.
•No Transferability. Awards granted under the 2026 Plan generally may not be transferred, except by will or the laws of descent and distribution.
GENERAL INFORMATION
The following is a summary of the other material features of the 2026 Plan. This summary is subject to and qualified by reference to the actual text of the 2026 Plan, a complete copy of which is attached as Appendix B to this proxy statement.
Shares Available for Issuance. The shares issuable pursuant to awards granted under the 2026 Plan will be shares of common stock. The maximum number of shares that may be issued pursuant to awards granted under the 2026 Plan is 1,269,680, less one share for every one share subject to an award granted under the Prior Plans after March 2, 2026 and prior to the effective date of the 2026 Plan. After March 2, 2026, any shares subject to an award under the Prior Plans that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason shall, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the Plan on a one-for-one basis. The number of shares that may be issued upon the exercise of incentive stock options is 1,269,680.
If an award, or portion of an award, expires or terminates without all of the shares covered by that award having been issued, or if an award is settled in cash, the number of shares underlying the expired, terminated or cash settled award will not reduce the number of shares available under the 2026 Plan. If any shares issued pursuant to
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Proposal 3: 2026 Long-Term Incentive Plan

an award are forfeited and returned back to or reacquired by the Company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited or reacquired will again become available for issuance under the 2026 Plan. Any shares tendered or withheld (i) to pay the exercise price of an option granted under the 2026 Plan or (ii) to satisfy tax withholding obligations associated with an award granted under the 2026 Plan will not become available again for issuance under the 2026 Plan.
Adjustments. If Havertys has a change in its capital structure resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the shares, the number of shares covered by each outstanding award, the number of shares available for awards, the number of shares that may be subject to awards to any one participant, and the price per share covered by each such outstanding award shall be proportionately adjusted. If there are other increases or decreases in the number of issued shares, as determined in the sole discretion of the Board, the Committee will make equitable adjustments to prevent the dilution or enlargement of the rights of award recipients.

Administration and Eligibility. The 2026 Plan will be administered by the NCG, except that the Board will administer the 2026 Plan with respect to the Company’s non‑employee directors, if necessary. The Board also may at any time take on the powers, authority and duties of the NCG Committee. The NCG Committee generally may delegate its power, authority and duties under the 2026 Plan, except the power and authority to grant awards to persons required to file reports with respect to the company pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or as prohibited by law.

The NCG Committee determines who among those eligible to participate in the 2026 Plan will be granted awards, determines the amounts and types of awards to be granted, determines the terms and conditions of all awards, and construes and interprets the terms of the 2026 Plan. Determinations of the NCG Committee are final, binding, and conclusive.
Individuals eligible to receive awards under the 2026 Plan include employees of Havertys or a subsidiary or affiliate of Havertys, non-employee directors of Havertys and consultants or advisors. As of December 31, 2025, there were eight non-employee directors and approximately 144 employees who are eligible to receive awards under the 2026 Plan.
Type of Awards
Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock or RSUs may be granted to participants in such amounts, upon such terms and at such times as determined by the NCG Committee. Each RSU will have an initial value at the time of grant equal to the fair market value of a share on the date of grant. The NCG Committee will impose such other conditions and/or restrictions on restricted stock or RSUs as it may deem advisable, including restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals. Restricted stock or RSUs will be forfeited to the extent that a participant fails to satisfy the applicable conditions or restrictions during the period of restriction.

Each grant of restricted stock or RSUs will be evidenced by an award document specifying the terms of the award. Except as otherwise provided in the award document, shares of restricted stock will become freely transferable by the participant as soon as practicable after the end of the applicable period of restriction, and RSUs will be paid in a single lump sum following the end of the applicable period of restriction in the form of cash or in shares (or in a combination of cash and shares) as determined by the NCG Committee and as set forth in the award document.
Unless otherwise provided in the award document, participants holding restricted stock and awarded RSUs will not have the right to vote the shares during the period of restriction and will not be credited or paid regular cash dividends paid with respect to the underlying shares. If the award document provides for such stock dividends or other non-cash distributions, these amounts will be subject to the same restrictions as the underlying award.
Share and Cash Awards. Shares (other than restricted stock) may be granted and cash may be paid to or for the benefit of participants in such amounts, upon such terms and at such times as determined by the NCG Committee.

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Proposal 3: 2026 Long-Term Incentive Plan

Stock Options. Stock options may be either nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value of a share on the date the option is granted. The term of a stock option cannot exceed ten years. A stock option’s terms and conditions, including the number of shares to which the option pertains, exercise price, vesting and expiration of the option, are determined by the NCG Committee and set forth in an award document.

Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. The exercise price may be paid (a) in cash or its equivalent, (b) by tendering previously acquired shares having an aggregate value at the time of exercise equal to the total exercise price, or (c) by such other method of exercise as may be permitted from time to time by the NCG Committee.
Stock Appreciation Rights (“SARs”). Freestanding and tandem SARs, or any combination of these forms of SARs, may be granted to participants. A freestanding SAR means a SAR that is granted independently of any stock options. A tandem SAR means a SAR that is granted in connection with a related option. Each SAR grant will be set forth in an award document that will specify the grant price, the term of the SAR and such other provisions as the NCG Committee determines. The term of a SAR cannot exceed ten years. The grant price of a freestanding SAR will be at least equal to the fair market value of a share on the date of grant. The grant price of a tandem SAR will equal the exercise price of the related stock option.

Upon exercise of a SAR, a participant will be entitled to receive payment in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price, by the number of shares with respect to which the SAR is exercised. The payment upon SAR exercise may be in cash, in shares of equivalent value, or in some combination of cash and shares, as stated in the award document.
Provisions Applicable to All Awards
Termination of Employment/Directorship/Other Relationship. Each award document will set forth the extent to which the participant will have any rights with respect to the award following termination of the participant’s employment or directorship or other relationship with Havertys and its subsidiaries and affiliates. Such provisions will be determined in the sole discretion of the NCG Committee, will be included in the award document, need not be uniform among all awards, and may reflect distinctions based on the reasons for termination.

Nontransferability of Awards. Except as otherwise provided in the applicable award document for awards other than incentive stock options, no award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
Restrictions on Share Transferability. The NCG Committee may impose such restrictions on any shares acquired pursuant to an award as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.

Change in Control. Upon the occurrence of a change of control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board: (i) all outstanding options, SARs, and other awards in the nature of rights that may be exercisable will become fully vested and exercisable, (ii) all time-based vesting restrictions on outstanding awards will lapse, and (iii) the payout level under performance awards will be determined based upon an assumed achievement of all relevant performance goals at the target level if the NCG Committee determines that the goals are not measurable as of the termination date.
Upon the occurrence of a change of control of the Company in which awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change of control, a participant’s employment is terminated without “cause”, then (i) all outstanding options, SARs and other awards in the nature of rights that may become exercisable will become fully vested and exercisable, (ii) all time-based vesting restrictions on outstanding awards will lapse, and (iii) the payout opportunities attainable under performance-based awards will be deemed earned based upon an assumed
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Proposal 3: 2026 Long-Term Incentive Plan

achievement of all relevant performance goals at the target level if the NCG Committee determines that the goals are not measurable as of the termination date.
Clawback of Awards. Awards granted under the 2026 Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the participant.

Amendment and Termination. Except for an amendment or termination of the provisions related to change in control and as otherwise provided in the 2026 Plan, the NCG Committee has the right to amend or terminate the 2026 Plan at any time; provided that, (1) no amendment or termination of the 2026 Plan may adversely affect in any material way any award previously granted without the award holder’s consent, or (2) without the prior approval of our stockholders, the 2026 Plan may not be materially amended if stockholder approval is required by law or applicable stock exchange listing requirement, if the amendment would increase the number of shares available for awards under the 2026 Plan, or if the amendment would permit options, SARs or other stock‑based awards encompassing rights to purchase shares to be repriced, replaced, or regranted through cancellation, or by lowering the exercise or purchase price of a previously granted award (except for certain adjustments and award substitutions authorized under other provisions of the 2026 Plan). Therefore, the 2026 Plan does not permit repricing without stockholder approval. The 2026 Plan provisions related to change in control generally may not be amended after a change in control to affect adversely any award theretofore granted without the award holder’s consent. In any event, no awards may be granted under the 2026 Plan on or after May 11, 2036.

Federal Income Tax Consequences. The rules concerning the federal income tax consequences with respect to awards made pursuant to the 2026 Plan are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the U.S. federal income tax consequences associated with the awards, based on a good faith interpretation of the current U.S. federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any federal tax consequences other than U.S. federal income tax consequences or any state, local or foreign tax consequences that may apply.
Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income to the extent and in the first taxable year in which his or her interest in the shares subject to the award becomes either (a) freely transferable; or (b) no longer subject to substantial risk of forfeiture. The amount of U.S. federal taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.
A participant may elect to recognize U.S. federal taxable income at the time of grant of restricted stock in an amount equal to the fair market value of the shares subject to the award (less any cash paid for the shares) on the date the award is granted by filing an election under Code Section 83(b) within thirty days of the award.
The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which the shares become either (a) freely transferable; or (b) no longer subject to substantial risk of forfeiture (or in the taxable year of the award if, at that time, the participant had filed a timely election under Code Section 83(b) to accelerate recognition of income), subject to any applicable limitations under Code Section 162(m).
SARs. A participant who exercises a SAR will recognize ordinary income upon the exercise equal to the amount of cash and the fair market value of any shares received as a result of the exercise. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR, subject to any applicable limitations under Code Section 162(m).
RSUs or Cash. A participant who receives an award of RSUs does not generally recognize taxable income at the time of the award. In the case of an award of RSUs or cash, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date the award is paid. In that taxable year, the Company would receive a U.S. federal income tax deduction in an amount
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Proposal 3: 2026 Long-Term Incentive Plan

equal to the ordinary income that the participant has recognized, subject to any applicable limitations under Code Section 162(m).
Shares. A participant who receives shares will recognize ordinary income in the first taxable year in which his or her interest in the shares becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of U.S. federal income is equal to the fair market value of the shares less the cash, if any, paid for the shares.
A participant, including an officer or director of Havertys, may elect to recognize U.S. federal income when the shares are received in an amount equal to the fair market value of the shares (less any cash paid for the shares) on the date the shares are transferred to the participant by filing an election under Section 83(b) of the Code within thirty days of the date of the award.
The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which the shares become either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture (or in the taxable year of the award if, at that time, the participant had filed a timely election under Code Section 83(b) to accelerate recognition of income), subject to any applicable limitations under Code Section 162(m). Any gain or loss realized by the participant from a later sale of the shares will be reportable as a long-term or short-term capital gain or loss.
Incentive Stock Options (ISOs). An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise (the two-year and one-year periods are referred to as “holding periods”), and the Company are not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies.
If an optionee sells ISO shares before completion of the holding periods, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price of the ISO shares. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, the Company will receive a federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition, subject to any applicable limitations under Code Section 162(m).
Nonqualified Stock Options (NQSOs). An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price of the NQSO shares. The Company will receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the NQSO, subject to any applicable limitations under Code Section 162(m).
Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income tax purposes along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2026 Plan could be subject to Section 409A, the 2026 Plan and awards have been drafted to comply with the requirements of Section 409A, where applicable.

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Equity Compensation Plan Information

Information as of December 31, 2025 regarding our equity compensation plans is summarized as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding equity awards		Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (SSARs)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by stockholders:
Long-Term Incentive Plans (1)	602,679	(2)	—	472,933	(3)
Non-Employee Director Compensation Plan	175,118	(4)	—	367,182	(5)
Equity compensation plans not approved by stockholders			—
Total	777,797		—	840,115
(1)Shares issuable pursuant to outstanding equity awards under our 2021 LTIP. As of March 2, 2026, the total shares outstanding under the 2021 LTIP was 902,336 and the remaining shares available for future issuance was 69,680.
(2)This number is comprised entirely of full value RSUs including shares issued pursuant to outstanding PRSUs. Upon vesting shares of common stock are issued for each restricted unit on a 1-for-1 basis.
(3)Any shares from the 2021 LTIP which are forfeited, expired, or cancelled are made available for use under the 2021 LTIP.
(4)Shares deferred under the Directors’ Deferred Compensation Plan. Shares are issued from those held in the Company’s treasury.
(5)Shares remaining under the Non-Employee Director Compensation Plan. Shares are issued from those held in the Company’s treasury.

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Audit Committee Report

The Audit Committee oversees the Company's financial reporting process on behalf of the Board. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. the Company's independent registered public accounting firm, or “independent accountants,” Grant Thornton LLP ("Grant Thornton") is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.
The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out its oversight responsibilities, it shall not be charged with, and is not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of an independent registered public accounting firm included in its report on the Company's financial statements.
The Audit Committee is comprised entirely of four independent directors as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter that enumerates its purpose and responsibilities, a copy of which is available on Havertys’ website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents.
The Audit Committee met four times during 2025 and schedules its meetings to ensure enough time is available to devote attention to its tasks. In carrying out its responsibilities, the Audit Committee among other things:
•meets with management and Grant Thornton to review and discuss the Company's accounting policies and significant estimates;
•discusses with the Company's internal auditors and Grant Thornton the overall scope and plans for their respective estimates;
•meets with both the internal auditors and Grant Thornton, with and without management present, to discuss the results of their examinations;
•reviews and discusses quarterly and annual financial reports prior to filing with the SEC and quarterly earnings press releases;
•supervises the relationship between the Company and Grant Thornton, including having direct responsibility for Grant Thornton’s appointment, compensation, retention, and oversight; reviewing the scope of their audit services; approving audit and non-audit services; and confirming Grant Thornton’s independence;
•reviews with senior management significant risks and the processes by which risk is identified, assessed, and mitigated; and
•selects for the stockholders’ ratification, the independent registered public accounting firm for 2025.
(continued)

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Audit Committee Report

The Audit Committee further discussed with representatives of Grant Thornton the matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board’s standards and the SEC. The Audit Committee also received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the committee concerning independence and discussed with representatives of Grant Thornton the independence of that firm.
The Audit Committee also reviewed and discussed together with management and Grant Thornton, Havertys’ audited financial statements for the year ended December 31, 2025, and the results of management’s assessments of the effectiveness of the Company’s internal control over financial reporting and Grant Thornton’s audit of internal control over financial reporting.
Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Havertys’ Annual Report on Form 10-K for the year ended December 31, 2025.
The Audit Committee

Al Trujillo Chair	Michael R. Cote	G. Thomas Hough	Vicki R. Palmer

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Audit Matters

Approval Policies and Procedures
Grant Thornton LLP acts as the Company’s independent auditor. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent auditor.

The policy provides for pre-approval by the Audit Committee of specifically-defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to its chair the authority to approve permitted services. The chair reports any decisions at the next scheduled Audit Committee meeting. Additionally, engagements exceeding $200,000 must receive advance approval by the Audit Committee. All of the fees detailed below were pre-approved by the Audit Committee.
Principal Accounting Fees Paid to Independent Auditors

Item	2025	2024
Audit Fees (a)	$778,000	$780,000
Audit-Related Fees (b)	—	—
Tax Fees (c)	17,000	$17,000
All Other Fees (d)	—	—
Total Fees	$795,000	$797,000
(a)Audit Fees. Included in this category are fees for the annual audits of the financial statements and internal controls, quarterly financial statement reviews, and consents.
(b)Audit-Related Fees. No audit-related fees were incurred in 2025 and 2024.
(c)Tax Fees. These fees include charges for tax research projects.
(d)All Other Fees. No other fees were incurred in 2025 and 2024.
As noted on page 60 in the information about our Annual Meeting, we have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our Annual Meeting. Accordingly, this is a very brief meeting conducted by our Corporate Secretary or other Company representative. Our directors, other members of senior management, and representatives of Grant Thornton will not be present at the Annual Meeting. As such, representatives from Grant Thornton will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions.
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Proposal 4: Ratification of the Appointment of our Independent Registered Public Accounting Firm

What am I voting on?	Ratification of the appointment of our independent registered public accounting firm for 2026.

Voting recommendation:	Our Board of Directors recommends a vote “For” the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.
The Audit Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and we are asking our stockholders to ratify this appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the appointment of Grant Thornton to our stockholders for ratification because we value our stockholders’ views and as a matter of good corporate practice.
In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to evaluate the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of our Company and our stockholders.

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Ownership of Company Securities

Ownership by Our Principal Stockholders
Set forth in the table below is information about the number of shares held by persons we know to be beneficial owners of more than 5% of the issued and outstanding shares of our common stock or Class A common stock as of March 13, 2026. An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
Name and address of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Pzena Investment Management LLC 320 Park Avenue, 8th Floor, New York, NY 10022	1,560,557	(3)	10.4%	—		—
The Burton Partnership 614 W. Bay Street, Tampa, FL	1,228,255	(4)	8.2%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,084,464	(5)	7.2%	—		—
Blackrock, Inc. 50 Hudson Yards, New York, NY 10001	1,053,248	(6)	7.0%	—		—
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	873,446	(7)	5.8%	—		—
Villa Clare Partners, L.P. 780 Johnson Ferry Road, NE, Atlanta, GA 30342	—		—	603,497	(8)	49.9%
Rawson Haverty, Jr. PO Box 71175, Marietta, GA 30007-1175	5,129		*	85,959	(9)(10)	7.1%
Clarence H. Smith 780 Johnson Ferry Road, NE, Atlanta, GA 30342	134,494	(11)(12)	*	126,486	(13)	10.5%
(1)Based on 14,975,967 shares of our common stock outstanding on March 13, 2026.
(2)Based on 1,209,976 shares of Class A common stock outstanding on March 13, 2026.
(3)According to Schedule 13G/A filed on July 30, 2025, Pzena Investment Management LLC holds sole voting power over 1,166,426 shares of common stock and sole dispositive power over 1,560,557 shares of common stock.
(4)According to Schedule 13G filed on June 1, 2016, The Burton Partnership, LP, The Burton Partnership (QP), LP and Donald W. Burton, General Partner, hold sole voting and dispositive power over 1,228,255 shares of common stock.
(5)According to Schedule 13G/A filed on January 23, 2025, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting power over 1,066,141 shares and sole dispositive power over 1,084,464 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to our investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”). The shares reported above are owned by the Funds. Dimensional possesses investment and/or voting power over the shares held by the Funds. Dimensional disclaims beneficial ownership of these securities.
(6)According to Schedule 13G/A filed on April 17, 2025, BlackRock, Inc. holds sole voting power over 1,034,578 shares and sole dispositive power over 1,053,248 shares of common stock.
(7)According to Schedule 13G/A filed on April 30, 2025, The Vanguard Group holds shared voting power over 30,852 shares, sole dispositive power over 837,437shares of common stock and shared dispositive power over 21,292 shares of common stock.
(8)According to Schedule 13D/A filed on January 3, 2018, Villa Clare Partners, L.P. (the “Partnership”) holds shared voting and dispositive power over 603,497 shares of Class A common stock. Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Clarence Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.
(9)The Mary E. Haverty Foundation (the “Foundation”) is a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares. The amounts shown reflect 5,169 shares of common stock and 38,848 shares of Class A common stock, respectively.
(10)Mr. Haverty has direct ownership of 6,743 shares of Class A Common stock and sole dispositive and voting power over 31,640 shares of Class A common stock held by a limited liability company for which Mr. Haverty is the manager. The beneficial ownership disclosed also includes 8,728 shares of Class A common stock held in a trust for the benefit of Mr. Havertys child, for which he is co-trustee, as to which he disclaims beneficial ownership.
(11)Mr. Clarence Smith has direct ownership of 90,085 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Clarence Smith’s wife, as to which he disclaims beneficial ownership. Mr. Clarence Smith also has 6,870 shares beneficially owned under the Havertys’ directors’ Deferred Plan.
(12)This amount includes 7,850 shares of common stock held by a Georgia Limited Partnership in which Mr. Clarence Smith is a partner. Mr. Clarence Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.
(13)Mr. Clarence Smith has direct ownership of 124,536 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A Common stock held by Mr. Clarence Smith’s wife, as to which he disclaims beneficial ownership.
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Ownership of Company Securities

Ownership by Our Directors and Management
The following table sets forth the amount of Havertys’ common stock and Class A common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table, and all current directors and executive officers as a group as of March 13, 2026. Unless otherwise indicated, beneficial ownership is direct, and the person shown has sole voting and investment power. An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Steven G. Burdette	18,988		*	41,030		3.4%
Michael R. Cote	21,053		*	—		—
L. Allison Dukes	38,648		*	—		—
John L. Gill	21,929		*	17,500		1.4%
Richard B. Hare	27,122		*	10,000		*
Rawson Haverty, Jr.	5,169	(4)	*	85,959	(4)(5)	7.1%
G. Thomas Hough	44,159		*	—		—
Natalie B. Morhous	7,745		*	—		—
Vicki R. Palmer	40,982		*	—		—
Derek G. Schiller	20,975		*	—		—
Clarence H. Smith	134,494	(6)(7)	*	729,983	(8)(9)	60.3%
E. Kendrick Smith	1,892		*	10,500		*
Al Trujillo	80,671		*	—		—
Directors and Executive Officers	463,827		3.1%	894,972		74.0%
(1)This column also includes shares of common stock beneficially owned under our directors’ Deferred Plan for the following individuals: Mr. Cote: 20,065; Ms. Dukes – 38,648; Mr. Hough – 29,013 Mr. Schiller –14,315; Mr. Smith – 6,870; and Mr. Trujillo –66,207.
(2)Based on 14,975,967 shares of our common stock outstanding on March 13, 2026.
(3)Based on 1,209,976 shares of our Class A common stock outstanding on March 13, 2026.
(4)The Mary E. Haverty Foundation (the “Foundation”) is a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares. The amounts shown reflect 5,169 shares of common stock and 38,848 shares of Class A common stock, respectively.
(5)Mr. Haverty has direct ownership of 6,743 shares of Class A common stock. The beneficial ownership disclosed also includes 31,640 shares of Class A common stock held by a limited liability company for which Mr. Haverty is the manager and 8,728 shares of Class A common stock held in trust for the benefit of Mr. Haverty’s child, for which he is co-trustee, as to which he disclaims beneficial ownership.
(6)Mr. Clarence Smith has direct ownership of 97,955 shares of common stock. The beneficial ownership disclosed includes 29,689 shares of common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership. Mr. Clarence Smith also has 6,870 shares beneficially owned under the Havertys’ directors’ Deferred Plan.
(7)This amount includes 7,850 shares of common stock held by a Georgia limited partnership in which Mr. Clarence Smith is a partner. Mr. Clarence Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.
(8)Mr. Smith has direct ownership of 124,536 shares of Class A common stock. The beneficial ownership disclosed includes 1,950 shares of Class A common stock held by Mr. Smith’s wife, as to which he disclaims beneficial ownership.
(9)The amount also includes shares held by a partnership. According to a Schedule 13D filed on January 3, 2018, Villa Clare Partners, L.P. (the “Partnership”) holds shared voting and dispositive power over 603,497 shares of Class A common stock. Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

2026 Proxy Statement | 59

Information about Our Annual Meeting

Our Board is furnishing you with this Proxy Statement to solicit proxies on its behalf in connection with the 2026 Annual Meeting of Stockholders of Haverty Furniture Companies, Inc. The Company will pay all solicitation costs. The meeting will be held on May 11, 2026 at the Courtyard Baltimore Downtown/Inner Harbor, 1000 Aliceanna Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. Eastern Time (ET).
Notice of Internet Delivery
We are providing access to our proxy materials via the internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials online and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates such election.
If you wish to receive a paper copy of the 2025 Annual Report and 2026 Proxy Statement, or future annual reports and proxy statements, please call 1‑800‑241-4599, send an email to investor.relations@haveryts.com or write to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will deliver the requested documents to you promptly upon your request.
Voting
Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.
Only stockholders of record as of the close of business on March 13, 2026, the record date for the Annual Meeting, will be eligible to vote. While all our stockholders are entitled to attend the annual meeting, we have historically received proxies representing approximately 90% of eligible shares. Accordingly, this is a very brief meeting conducted by our Corporate Secretary or other Company representative, and not attended by our directors or other members of senior management. Accordingly, we strongly encourage you to review the proxy materials and follow the instructions to cast your vote using the internet, telephone, or mail, in advance of the Annual Meeting.
A majority of the outstanding shares of the combined classes of common stock present or represented by proxy constitutes a quorum for the annual meeting. As of the record date, March 13, 2026, we had 14,975,967 shares of common stock and 1,209,976 shares of Class A common stock outstanding.
Items up for Consideration and Board Voting Recommendation:

Board Voting Recommendation	Votes Required for Approval	Abstentions	Broker Non-Votes

Election of Directors: Class A Common Stockholders Common Stockholders	FOR FOR	Plurality of affirmative votes cast in person or by proxy (i.e., the most affirmative votes)	No effect	No effect

Advisory Vote on Executive Compensation	FOR	Combined majority of votes cast in person or by proxy	No effect	No effect

Approval of 2026 Long-Term Incentive Plan	FOR	Combined majority of votes cast in person or by proxy	No effect	No effect

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026	FOR	Combined majority of votes cast in person or by proxy	No effect	Discretionary voting by broker permitted
2026 Proxy Statement | 60

Information about Our Annual Meeting

Vote Required: The owners of Class A common stock and common stock vote as separate classes in the election of directors. Holders of Class A common stock will elect eight directors, and holders of common stock will elect three directors. The election of directors requires a plurality (i.e., the most, even if not a majority) of affirmative votes cast for approval. An “abstention” will have no effect on the vote’s outcome, because an abstention does not count as a vote under Maryland law, and under our Bylaws, the candidates who receive the highest number of “for” votes are elected.
For all matters, excluding the election of directors, the owners of common stock are entitled to one vote for each share held, the owners of Class A common stock are entitled to ten votes per share held and the votes of both classes are then combined. These proposals require a combined majority of votes cast in person or by proxy for approval, and an “abstention” will not have the effect of a vote “against” the proposals because an abstention does not count as a vote cast under Maryland law. Abstentions are counted for purposes of quorum.
Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on these proposals (so-called “broker non-votes”) are not considered “shares present” for the proposal and will not affect the outcome of the vote.
Shares Held by Broker. If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone and via the internet.
Changing Your Vote. You may change your vote by revoking your proxy at any time before the polls close at the Annual Meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the Annual Meeting, or (2) voting again by telephone or over the internet prior to 11:59 p.m. ET on May 10, 2026, or (3) voting again at the Annual Meeting.
Tabulation of Votes: Broadridge Financial Solutions, Inc., an independent third party, will count the votes.
Stockholders Sharing the Same Address
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to stockholders. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to, or wish to begin householding, may contact the Corporate Secretary at 1-800-241-4599 or Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. We will send an individual copy of the Proxy Statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.
Stockholder Proposals for 2027 Meeting
All stockholder proposals and nominations discussed below must be mailed to: Haverty Furniture Companies, Inc., Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342. Stockholder proposals and director nominations that are not intended to be included in our proxy materials will not be considered at any annual meeting of stockholders unless such proposals have complied with the requirements of our Bylaws, including the advance notice requirements in section 10, which is available on our corporate website at https://ir.havertys.com/corporate-governance-information/corporate-governance-documents.
Proposals to be included in next year’s Proxy Statement. Stockholder proposals intended for inclusion in our proxy statement for the 2027 annual meeting in accordance with the SEC’s Rule 14a-8 under the Exchange Act must be received by our Company no later than the close of business on November 27, 2026. Any stockholder proposal received by the Company after that date will not be included in the Company’s proxy statement relating to the 2027 annual meeting. Further, all proposals submitted for inclusion in the Company’s Proxy Statement relating to the 2027 annual meeting must comply with all of the requirements of SEC Rule 14a-8.
2026 Proxy Statement | 61

Information about Our Annual Meeting

Proposals not to be included in next year’s Proxy Statement. Stockholder nominations or stockholders who wish to bring business before Havertys’ 2027 Annual Meeting other than through a stockholder proposal pursuant to SEC Rule 14a-8 must comply with the relevant provisions in our Bylaws. Under the Bylaws, written notice of such nomination or other business must be received by the Corporate Secretary at the address noted above not less than 60 days (January 26, 2027) nor more than 90 days (December 27, 2026) prior to the anniversary of the date of the mailing of the notice for the 2027 Annual Meeting. However, if the date of the 2027Annual Meeting is more than 30 days before or after such anniversary date, the notice must be received by the Corporate Secretary at the address noted above not earlier than the 120th day prior to the date of the 2027 Annual Meeting and not later than the later of the 90th day prior to the date of the 2027 Annual Meeting and the tenth day following the day on which a public announcement of the date of the 2027 Annual Meeting is first made.
In addition to satisfying the deadlines under the advance notice provisions of our Bylaws described above, a stockholder who intends to solicit proxies pursuant to SEC Rule 14a-19 in support of director nominees submitted under the advance notice provisions of our Bylaws must provide notice to the Secretary of the Company regarding such intent no later than March 12, 2027.
Available Information
All of our corporate governance policies, including our Board committee charters, Code of Conduct, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at https://ir.havertys.com.
A copy of our Annual Report on Form 10-K, as filed with the SEC, is available free of charge, upon written request to: Investor Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1‑800-241-4599. Our Form 10-K is also available at our website at https://ir.havertys.com.
Other Business
As of the date of this Proxy Statement, we do not know of any business, other than that described in this Proxy Statement that may come before the Annual Meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card, or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors Brendan P. McGill Senior Vice President, General Counsel and Corporate Secretary March 27, 2026 Atlanta, Georgia
2026 Proxy Statement | 62

Appendix A: GAAP to Non-GAAP Reconciliation

The Company has used EBITDA, a non-GAAP financial measure as defined under SEC rules in this Proxy Statement.
As required by SEC Rules, we have provided a reconciliation of this measure to the most directly comparable GAAP measure. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.
Reconciliation of EBITDA

(in thousands)	Year Ended December 31, 2025
Income before income taxes, as reported(1)	$26,833
Interest income, net(1)	(5,120)
Depreciation and amortization(1)	23,822
EBITDA	$45,535
(1)These amounts are included in our Form 10-K for the year ended December 31, 2025.

2026 Proxy Statement | Appendix A

Appendix B: 2026 Long Term Incentive Plan

HAVERTY FURNITURE COMPANIES, INC.
2026 LONG-TERM INCENTIVE PLAN

SECTION 1: PURPOSE
This plan shall be known as the “Haverty Furniture Companies, Inc. 2026 Long-Term Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of Haverty Furniture Companies, Inc., (the “Company” or “Havertys”), and its shareholders by (i) attracting and retaining officers, employees, and non-employee directors of the Company and its Subsidiaries, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals and increased shareholder value, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) linking compensation to the long-term interests of shareholders.
SECTION 2: DEFINITIONS
As used in the Plan, the following terms shall have the meanings set forth below:
“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Share, Deferred Stock Unit, or Performance Award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions and limitations, if any, as may be established at the time of grant or such other time as permitted under the Plan.
“Award Agreement” shall mean any written or electronic agreement, contract, notice or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.
“Base Price” shall mean the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean, unless otherwise defined in an employment agreement applicable to the Participant, a good faith determination by the Company that any of the following has occurred: (i) a Participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (a) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (b) on a felony charge or (c) on an equivalent charge to those in clauses (a) and (b) in jurisdictions which do not use those designations; (ii) the engaging by a Participant in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) a Participant’s failure to perform his or her duties to the Company or its Subsidiaries; (iv) a Participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member; (v) a Participant’s violation of any policy of the Company or its Subsidiaries concerning hedging or confidential or proprietary information, or a Participant’s material violation of any other policy of the Company or its Subsidiaries as in effect from time to time; (vi) the engaging by a Participant in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (vii) the engaging by the Participant in any conduct detrimental to the Company or its Subsidiaries. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:
1.any “Person” (for purposes of this “Change in Control” definition, as defined under Section 3(a)(9) of the Exchange Act and as modified and used in Section 13(d) or Section 14(d) of the Exchange Act), excluding
2026 Proxy Statement | Appendix B | 1

Appendix B: 2026 Long Term Incentive Plan

Rawson Haverty, Mrs. Betty Haverty Smith, their spouses, lineal descendants, heirs, administrators or representatives or any Person controlled (directly or indirectly) by any of them is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, as such term is defined in the rules and regulations of the Securities and Exchange Commission) that together with equity securities held by such Persons represent more than 50% of the combined voting power of the Company's then outstanding securities;
2.any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act and as modified and used in Section 13(d) or Section 14(d) of the Exchange Act), excluding Rawson Haverty, Mrs. Betty Haverty Smith, their spouses, lineal descendants, heirs, administrators or representatives or any Person controlled (directly or indirectly) by any of them acquire (or have acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) ownership of equity securities of the Company possessing 30% or more of the combined voting power of the equity securities of the Company;
3.during any period of one year (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iv) of this “Change in Control” definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
4.the approval by shareholders of the Company and consummation of a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Committee” shall mean the Nominating, Compensation and Governance Committee of the Board.

“Company” shall mean Haverty Furniture Companies, Inc., a Maryland corporation, and its successors and assigns.

“Deferred Share” shall mean any Share pursuant to Section 9 of this Plan providing the right to receive Shares at the end of a specified Deferral Period.

“Deferred Stock Unit” shall mean any unit pursuant to Section 9 of this Plan providing the right to receive Shares at the end of a specified Deferral Period.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

“Dividend Equivalents” shall mean amounts equivalent to the dividends paid on Shares.

“Effective Date” shall mean May 11, 2026.

“Employee” shall mean an employee of any Employer.

“Employer” shall mean the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” with respect to the Shares, shall mean, as of any date, (i) the closing sales price at which Shares were sold on the New York Stock Exchange, or, if the shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii)
2026 Proxy Statement | Appendix B | 2

Appendix B: 2026 Long Term Incentive Plan

in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion.

“Incentive Stock Option” or “ISO” shall mean any Option that is intended to qualify as an “Incentive Stock Option” under Section 422 of the Code or any successor provision.

“Non-Employee Director” shall mean a member of the Board who is not an Employee and who has not been an officer of the Company or any of its Subsidiaries.

“Non-Qualified Stock Option” or “NQSO” shall mean any Option that is not intended to qualify as an Incentive Stock Option.

“Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan.

“Option Price” shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

“Participant” shall mean any Employee, Non-Employee Director, consultant or advisor who receives an Award under the Plan; provided that only Employees shall be eligible to receive grants of Incentive Stock Options; provided further, that consultants or advisors shall be eligible for Awards under the Plan only if (i) they are natural persons; (ii) they provide bona fide services to the Company or any of its Subsidiaries; and (iii) the services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Performance Award” shall mean any right granted under Section 10 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this Haverty Furniture Companies, Inc. 2026 Long-Term Incentive Plan, as amended from time to time.

“Prior Plans” shall mean the Haverty Furniture Companies, Inc. 2021 Long-Term Incentive Plan and the Haverty Furniture Companies, Inc. Non-Employee Director Compensation Plan.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, voluntary retirement from Havertys, on or after age 65, upon written notice from the Employee to the Company that the Employee is permanently retiring from Havertys and the retail furniture industry.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Shares” shall mean shares of the common stock, $1.00 par value, as adjusted from time to time for stock splits or reverse stock splits, of the Company.

“Spread” means, in the case of a Stock Appreciation Right, the amount by which Fair Market Value of a Share on the date when any such right is exercised exceeds the Base Price specified in the applicable Award Agreement.

“Stock Appreciation Rights” shall mean a right granted under Section 7 of this Plan.

2026 Proxy Statement | Appendix B | 3

Appendix B: 2026 Long Term Incentive Plan

“Subsidiary” shall mean any Person which is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

“Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company or one of its Subsidiaries combines.

“Termination of Employment” shall mean the termination of the employee-employer relationship between a Participant and the Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Workforce Reduction or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of a Participant by another Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions with respect to Awards under this Plan relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Employment for purposes of this Plan. However, notwithstanding any provision of this Plan, an Employer has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without Cause.

“Vesting” shall mean, with respect to an Award, the lapse of any applicable forfeiture restrictions.

“Workforce Reduction” shall mean any termination of the employee-employer relationship between a Participant and the Employer as a result of the discontinuation by the Company of a business or line of business or a realignment of the Company, or a part thereof, or any other similar type of event, provided that the Committee or the Board has designated such discontinuation, realignment or other event as a “Workforce Reduction” for purposes of this Plan.

SECTION 3: ADMINISTRATION
(A)Authority of Committee. The Plan shall be administered by the Committee, it being understood that the Board retains the right, at its option, to make Awards under the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) subject to the provisions of Sections 6(B), 7(B) and 14(B) hereof, amend or modify the terms of any Award after grant; (x) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan subject to the exclusive authority of the Board under Section 14 hereunder to amend, suspend or terminate the Plan.
(B)Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall
2026 Proxy Statement | Appendix B | 4

Appendix B: 2026 Long Term Incentive Plan

be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Employer, any Participant, any holder or beneficiary of any Award, any Employee, and any Non-Employee Director.
(C)Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of an Employer or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate, Awards. Notwithstanding the foregoing, the Committee may not delegate any such authority with respect to Participants who are officers or directors of the Company for purposes of Section 16 or are otherwise subject to such Section.
(D)Indemnification. No member of the Board or the Committee or any Employee (each such person a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken in the performance of his or her duties with respect to the Plan or any Award, for a purpose reasonably believed by the Covered Person to be in the interest of the participants and beneficiaries of the Plan, and any such action taken or omitted to be taken shall be deemed to be for a purpose which is not opposed to the best interests of the Company. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or reasonable expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any bona fide claim, action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken by him or her under the Plan or any Award Agreement in his or her capacity as a member of the Board or the Committee or as an Employee and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Charter or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
SECTION 4: SHARES AVAILABLE FOR AWARDS
(A)Shares Available. Subject to adjustment as provided in Section 4(B) and(C), the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,269,680 less one share for every one share subject to an award granted under the Prior Plans after March 2, 2026 and prior to the Effective Date. After March 2, 2026, any shares subject to an award under the Prior Plans that is terminated or expires unexercised, is settled for cash, or is canceled, forfeited or lapses for any reason shall, to the extent of such termination, expiration, cash settlement, cancellation, forfeiture or lapse, be added to the shares available for grant under the Plan on a one-for-one basis. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,269,680. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as awards granted thereunder shall remain outstanding.
(B)Share Counting. If, after the Effective Date, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised, or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate
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number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, shall again become Shares with respect to which Awards may be granted. Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for Awards under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the number of Shares remaining available for Awards under the Plan. In addition, (i) the full number of Shares subject to an Option shall count against the number of Shares remaining available for Awards under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation), and (ii) the full number of Shares subject to a Stock Appreciation Right shall count against the number of Shares remaining available for Awards under the Plan (rather than the net number of Shares actually delivered upon exercise).
(C)Mandatory Adjustments. The number of Shares covered by each outstanding Award, the number of Shares available for Awards, the number of Shares that may be subject to Awards to any one Participant, and the price per Share covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award shall be rounded to the nearest whole number.
(D)Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 4(C), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying Stock, as of a specified date associated with the transaction (or the per-shares transaction price), over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Any discretionary adjustments made pursuant to this Section 4(D) shall be subject to the provisions of Section 14(B).
(E)Substitute Awards. To the extent permitted by applicable law, any Shares issued by the Company as Substitute Awards shall not reduce the Shares available for Awards under the Plan.
(F)Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.
SECTION 5: ELIGIBILITY
Any Employee (including any officer or employee-director of an Employer), Non-Employee Director, consultant or advisor (subject to the limitations set forth in the definition of “Participant” in Section 2) shall be eligible to be designated a Participant.

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SECTION 6: STOCK OPTIONS
(A)Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of an Option. A person who has been granted an Option under this Plan may be granted additional Options under the Plan if the Committee shall so determine. Options granted under this Plan may be Incentive Stock Options, Non-Qualified Stock Options or a combination of the foregoing, provided that Incentive Stock Options may be granted only to Employees. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all Plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.
(B)Option Price. The Committee, in its sole discretion, shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the date of grant of the Award (the “Grant Date”). If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation (within the meaning of Section 424(e) of the Code), and an Incentive Stock Option is granted to such Employee, the Option Price shall be no less than 110% of the Fair Market Value of the Shares on the Grant Date. Notwithstanding the foregoing and except as provided by the provisions of Sections 4(C) and 14(C) hereof, without the prior approval of shareholders of the Company, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce, directly or indirectly, the Option Price of such Options, (ii) cancel Options and grant substitute Options, Stock Appreciation Rights or other Awards with a lower Option Price or Base Price than the cancelled Options, (iii) cancel, or have a Participant surrender, an Option in exchange for other Awards if the current Fair Market Value of the Shares underlying the Option is lower than the Option Price of the Option, or (iv) cancel, or have a Participant surrender, an Option for value (in cash or otherwise) if the current Fair Market Value of the Shares underlying the Option is lower than the Option Price of the Option.
(C)Term. Subject to the Committee’s authority under Section 3(A) hereof, each Option and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options granted under the Plan. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten (10) years from the date such Option was granted; provided, however, that if an Incentive Stock Option is granted to an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or Parent Corporation (within the meaning of Section 424(e) of the Code), the term of such Incentive Stock Option shall be no more than five years from the date of grant.
(D)Exercise; Terms and Conditions.
(i)Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option will be exercisable in full at any time or from time to time during the term of the Option, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option as the Committee may determine.
(ii)The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.
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(iii)An Option may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof and in accordance with the procedures established by the Company or its designated third party administrator.
(iv)Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee, (i) by tendering, either by way of actual delivery of Shares or attestation, whole Shares, valued at the Fair Market Value of such Shares on the date of exercise, together with any applicable withholding taxes, (ii) by a combination of such cash (or cash equivalents) and such Shares or (iii) by such other method of exercise as may be permitted from time to time by the Committee. Subject to applicable securities laws and at the discretion of the Committee, an Option may also be exercised by (i) delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired pursuant to a brokerage or similar agreement or program or (ii) through a reduction in the number of Shares received through the exercise of the Option. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares and shall not be entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares.
(v)Notwithstanding anything in this Plan to the contrary, a Participant shall be required to pay to the Company an amount equal to the spread realized in connection with the Participant’s exercise of an Option within six months prior to such Participant’s termination of employment by resignation in the event that such Participant, within six months following such Participant’s termination of employment by resignation, engages directly or indirectly in any activity determined by the Committee, in its sole discretion, to be competitive with any activity of the Company or any of its Subsidiaries. This subsection (v) shall be void and of no legal effect upon a Change in Control.
(vi)No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(vii)No Option shall provide for Dividend Equivalents.
SECTION 7: STOCK APPRECIATION RIGHTS
(A)Grant. Subject to the provisions of the Plan, Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right provides a Participant the right to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right.
(B)Base Price. Each grant of a Stock Appreciation Right shall specify in respect of each Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value of the Shares on the Grant Date. Except as provided by the provisions of Sections 4(C) and 14(C) hereof, without the prior approval of shareholders of the Company, the Committee shall not have the power to (i) amend the terms of previously granted Stock Appreciation Rights to reduce, directly or indirectly, the Base Price of such Stock Appreciation Rights, (ii) cancel Stock Appreciation Rights and grant substitute Stock Appreciation Rights, Options or other Awards with a lower Base Price or Option Price than the cancelled Stock Appreciation Rights, (iii) cancel, or have a Participant surrender, a Stock Appreciation Right in exchange for other Awards if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the Base Price of the Stock Appreciation Right, or (iv) cancel, or have a Participant surrender, a Stock Appreciation Right for value (in cash or otherwise) if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the Base Price of the Stock Appreciation Right.
(C)Term. No Stock Appreciation Right granted under this Plan may be exercised more than ten (10) years from the Grant Date.
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(D)Exercise; Terms and Conditions. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:
(i)Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares, or any combination thereof and may preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash;
(ii)Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date;
(iii)Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable;
(iv)Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control of the Company or other similar transaction or event;
(v)Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to and accepted by the Optionee, which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan;
(vi)No Stock Appreciation Right shall provide for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR;
(vii)No Stock Appreciation Right shall provide for Dividend Equivalents;
(viii)Successive grants of Stock Appreciation Rights may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised. Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, and any grants may provide for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.
SECTION 8: RESTRICTED STOCK AND RESTRICTED STOCK UNITS
(A)Grant.
(i)Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Stock and Restricted Stock Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(ii)Each Restricted Stock or Restricted Stock Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the agreement containing the terms of such Restricted Stock or Restricted Stock Unit Award. Such agreement may set forth (i) a period of time during which the grantee must remain in the continuous
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employment of one or more Employers in order for any applicable forfeiture and transfer restrictions to lapse and (ii) performance or other conditions the satisfaction of which will result in the lapsing of any applicable forfeiture and transfer restrictions. If the Committee so determines, the restrictions may lapse during the period in which such time and performance conditions apply (the “Restricted Period”) in installments with respect to specified portions of the Shares covered by the Restricted Stock or Restricted Stock Unit Award. The Committee may, at its discretion and in accordance with Section 15(A) hereof, waive all or any part of the restrictions applicable to any or all outstanding Restricted Stock and Restricted Stock Unit Awards.
(B)Delivery of Shares. The Company shall implement the grant of a Restricted Stock Award by book-entry issuance of Shares to the Participant in an account maintained by the Company at its transfer agent. Unless otherwise determined by the Committee and provided in the Award Agreement, the grantee shall have all rights of a shareholder with respect to the shares of Restricted Stock, including the right to receive dividends and the right to vote such Shares, provided, that, except as otherwise determined by the Committee and provided in the Award Agreement, all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of one or more Employers for the entire Restricted Period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Stock Award are met. Any dividends (including cash dividends) granted with respect to Restricted Stock shall be subject to the same restrictions that apply to the underlying Shares.
(C)Termination of Restrictions. At the end of the Restricted Period and provided that any other restrictive conditions of the Restricted Stock Award are met, or at such earlier time as is determined by the Committee in accordance with Section 15(A) hereof, all restrictions set forth in the Award Agreement relating to the Restricted Stock Award or in the Plan shall lapse as to the Restricted Shares subject thereto.
(D)Payment of Restricted Stock Units. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise provided in the applicable Award Agreement, Participants shall not be credited with Dividend Equivalents on any Restricted Stock Units. If Dividend Equivalents are credited, the amount of any such Dividend Equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Stock Units then credited to him. Any such Dividend Equivalents shall be credited to the Participant’s account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Stock Units based upon the Fair Market Value of a Share on the date of such crediting. Except as otherwise determined by the Committee and provided in the Award Agreement, all Restricted Stock Units and all rights of the grantee to such Restricted Stock Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of one or more Employers for the entire Restricted Period in relation to which such Restricted Stock Units were granted and unless any other restrictive conditions relating to the Restricted Stock Unit Award are met. Any Dividend Equivalents granted with respect to Restricted Stock Units shall be subject to the same restrictions that apply to the underlying Shares.
SECTION 9: DEFERRED SHARES AND DEFERRED STOCK UNITS
(A)Grant.
(i)Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Deferred Shares or Deferred Stock Units shall be granted, the number of shares of Deferred Shares or Deferred Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Deferred Shares or Deferred Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Deferred Shares and Deferred Stock Unit Awards shall be
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evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(ii)Each Deferred Share or Deferred Stock Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the agreement containing the terms of such Deferred Share or Deferred Stock Unit Award. Such agreement may set forth (i) a period of time during which the grantee must remain in the continuous employment of one or more Employers in order for the forfeiture and transfer restrictions to lapse and (ii) performance or other conditions the satisfaction of which will result in the lapsing of any applicable forfeiture and transfer restrictions. If the Committee so determines, the restrictions may lapse during the period in which such time and performance conditions apply (the “Deferral Period”) in installments with respect to specified portions of the Shares covered by the Deferred Share or Deferred Stock Unit Award. The Committee may, at its discretion and in accordance with Section 15(A) hereof, waive all or any part of the restrictions applicable to any or all outstanding Deferred Shares or Deferred Stock Unit Awards.
(iii)Each grant shall provide that the Deferral Period shall be fixed by the Committee on the Grant Date, and any grant may provide for the earlier termination of such period in the event of a Change in Control of the Company or other similar transaction or event.
(iv)During the Deferral Period, the Participant shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such Shares, but the Committee may on or after the Grant Date authorize the payment of Dividend Equivalents on such Shares in cash or additional Shares. Any Dividend Equivalents granted with respect to Deferred Shares shall be subject to the same restrictions that apply to the underlying Shares.
(v)Any grant or the Vesting of Deferred Share or Deferred Stock Units Awards may be further conditioned upon the attainment of performance goals established by the Committee in accordance with the applicable provisions of Section 10 of the Plan regarding Performance Awards. Except as otherwise determined by the Committee, all Deferred Shares or Deferred Stock Units and all rights of the Participant to such Deferred Shares or Deferred Stock Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of one or more Employers for the entire Deferral Period in relation to which such Deferred Shares or Deferred Stock Units were granted and unless any other restrictive conditions relating to the Deferred Shares or Deferred Stock Units are met.
(B)Payment of Deferred Stock Units. Each Deferred Stock Unit shall have a value equal to the Fair Market Value of a Share. Deferred Stock Units shall be paid in Shares at the end of the designated Deferral Period and the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise provided in the applicable Award Agreement, Participants shall not be credited with Dividend Equivalents on any Deferred Stock Units. If Dividend Equivalents are credited, the amount of any such Dividend Equivalents shall equal the amount that would have been payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Deferred Stock Units then credited to the Participant. Any such Dividend Equivalents shall be credited to the Participant’s account as of the date on which such dividend would have been payable and shall be converted into additional Deferred Stock Units based upon the Fair Market Value of a Share on the date of such crediting. Any Dividend Equivalents granted with respect to Deferred Stock Units shall be subject to the same restrictions that apply to the underlying Shares.
SECTION 10: PERFORMANCE AWARDS
(A)Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares, (ii)
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valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.
(B)Terms and Conditions. Subject to the terms of the Plan, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may change specific provisions of the Performance Award, provided, however, that such change may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the change. Performance goals for Performance Awards may be based on any performance criteria selected by the Committee, including but not limited to any of the following:
1.Financial Return Metrics:
(a)Return on equity
(b)Return on capital
(c)Return on assets
(d)Return on investment
(e)Return on invested capital
2.Earnings Metrics:
(a)Earnings per share (including variants such as diluted earnings per share)
(b)Total earnings
(c)Earnings growth
(d)Earnings before taxes
(e)Earnings before interest and taxes
(f)Earnings before interest, taxes, depreciation and amortization
(g)Operating profit
(h)Net earnings
3.Sales Metrics:
(a)Sales
(b)Sales growth
(c)Comparable store sales
(d)Sales per retail square foot
(e)Average ticket sales
(f)Sales per employee
(g)Sales per operating store

4.Stock Price Metrics:
(a)Increase in the fair market value of the shares
(b)Share price (including but not limited to growth measures and total shareholder return)

5.Cash Flow Metrics:
(a)Cash flow (including but not limited to operating cash flow and free cash flow)
(b)Cash flow return on investment (which equals net cash flow divided by total capital)

6.Balance Sheet Metrics:
(a)Inventory
(b)Inventory turns
(c)Internal rate of return

7.Other Strategic Metrics:
(a)Gross margin
(b)Gross margin return on investment
(c)Economic value added (EVA)
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(d)Operating cost management targets
(e)Customer satisfaction surveys
(f)Attrition improvements
(g)Safety record goals
(h)Timely and successful completion of key corporate projects
(i)Productivity improvements

(C)Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. If a Participant ceases to be employed by any Employer during a performance period because of death, Disability, Retirement or other circumstance in which the Committee in its discretion finds that a waiver would be appropriate, that Participant, as determined by the Committee, may be entitled to a payment of a Performance Award, or a portion thereof, at the end of the performance period; provided, however, that the Committee may provide for an earlier payment in settlement of such Performance Award in such amount and under such terms and conditions as the Committee deems appropriate or desirable. Unless otherwise determined by the Committee, Termination of Employment prior to the end of any performance period will result in the forfeiture of the Performance Award, and no payments will be made.
SECTION 11: NON-EMPLOYEE DIRECTOR COMPENSATION
With respect to any one calendar year, the aggregate compensation that may be granted to any Non-Employee Director, including all meeting fees, cash retainers and Awards granted or payable under this Plan or otherwise, shall not exceed $600,000, or $750,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate grant date fair value of all awards issued to the Non-Employee Director in such year (computed in accordance with applicable financial accounting rules).
SECTION 12: TERMINATION OF EMPLOYMENT
The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Employment and shall provide such terms in the Award Agreement. Notwithstanding the foregoing and subject to the limitation contained in the last sentence of Section 6(C) hereof, upon the Termination of Employment as a result of a Workforce Reduction of an Employee who has received an Award of Options, such Options shall expire on the date specified by the Committee at the time of the Termination of Employment.
SECTION 13: CHANGE IN CONTROL
The provisions of this Section 13 shall apply in the event of a Change in Control, except as otherwise provided in the applicable Award Agreement or any separate agreement with a Participant governing an Award.
(A)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity in a Change in Control or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant has a Termination of Employment without Cause, then (i) all of that Participant’s outstanding Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout opportunities attainable under that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be deemed to have been earned as of the date of Termination of Employment based upon (A) the actual level of achievement of all relevant performance goals, if the Committee determines, in its sole discretion, that such relevant performance goals are measurable as of the date of Termination of Employment, and (B) the assumed achievement of all relevant performance goals at the “target” level, if the Committee determines, in its
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sole discretion, that such relevant performance goals are not measurable as of the date of Termination of Employment, and, in either such case, there shall be a payout to such Participant within sixty (60) days following the date of Termination of Employment. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Non-Qualified Stock Options.
(B)Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been earned as of the effective date of the Change in Control based upon (A) the actual level of achievement of all relevant performance goals, if the Committee determines, in its sole discretion, that such relevant performance goals are measurable as of the Change in Control, and (B) the assumed achievement of all relevant performance goals at the “target” level, if the Committee determines, in its sole discretion, that such relevant performance goals are not measurable as of the Change in Control, and, in any such case, there shall be a payout to Participants within sixty (60) days following the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Non-Qualified Stock Options.
SECTION 14: AMENDMENT, SUSPENSION AND TERMINATION
(A)Termination, Suspension or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, subject to all applicable laws and to the rules and regulations of the SEC and the New York Stock Exchange (or any successor organizations) respecting shareholder approval or other requirements; provided that, without shareholder approval the Board may not (i) increase the maximum number of Shares available for issuance under the Plan (other than increases due to changes in capitalization referred to in Section 4(C) hereof), or (ii) change the class of Employees eligible for Incentive Stock Options. No such amendment, alteration, modification, suspension, discontinuation or termination shall materially and adversely affect any right acquired by any Participant or beneficiary of a Participant under the terms of an Award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant or beneficiary shall consent.
(B)Termination, Suspension or Amendment of Awards. Subject to the restrictions of Section 6(B) and 7(B) hereof, the Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; provided, however, that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 4 hereof does not materially and adversely affect any such rights.
(C)Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(C) hereof) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to Section 4(C) hereof or whenever the Board, in its sole discretion, determines that such adjustments are appropriate in
2026 Proxy Statement | Appendix B | 14

Appendix B: 2026 Long Term Incentive Plan

order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
SECTION 15 - GENERAL PROVISIONS
(A)Section 409A Compliance. Each Award is intended either to be exempt from the requirements of Code Section 409A and the regulations and other binding guidance issued thereunder (the “409A Guidance”) or to satisfy the requirements of Code Section 409A and the 409A Guidance (in form and operation) so that compensation deferred under such Award (and applicable earnings) shall not be included in income under Code Section 409A, and the Plan will be construed to that effect. If an Award is subject to Code Section 409A and the 409A Guidance, the Award Agreement will incorporate and satisfy the written documentation requirement of Code Section 409A and the 409A Guidance either directly or by reference to other documents and no termination, amendment, modification of or adjustment under the Plan or such Award shall cause the Award to fail to satisfy Code Section 409A and the 409A Guidance. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt deferred compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a “Specified Employee” (as defined in Code Section 409A), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
(B)Dividends and Dividend Equivalents. In the sole and complete discretion of the Committee, an Award (other than an Option or a Stock Appreciation Right) may provide the Participant with dividends or Dividend Equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividends or Dividend Equivalents that are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or Dividend Equivalents credited in connection with Performance Awards, be credited as additional Performance Awards, and such dividends and Dividend Equivalents shall be paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.
(C)No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees or Non-Employee Directors or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.
(D)Book-Entry. As soon as practicable after the Grant Date of an Award, the Company shall cause its transfer agent to maintain a book entry account in the Participant’s name reflecting the Award, which shall be subject to applicable stop transfer instructions.
(E)Withholding. A Participant may be required to pay to an Employer, and each Employer shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) required by law or regulation to be withheld to satisfy federal, state, and local taxes, foreign or domestic, with respect to an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as
2026 Proxy Statement | Appendix B | 15

Appendix B: 2026 Long Term Incentive Plan

may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, Vesting, exercise, or payment of any Award. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee approves (which procedures may permit withholding up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification). All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(F)Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Award and any rules applicable thereto. An Award shall be effective only upon delivery to a Participant, either electronically or by paper means, of an Award Agreement. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.
(G)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval as such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.
(H)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(I)No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares are issued to such Participant, holder or beneficiary and such Participant, holder or beneficiary shall not be entitled to any dividend or distribution the record date of which is prior to the date of such issuance.
(J)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Maryland without giving effect to the conflict of law principles thereof.
(K)Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(L)Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with
2026 Proxy Statement | Appendix B | 16

Appendix B: 2026 Long Term Incentive Plan

all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.
(M)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.
(N)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(O)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(P)Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(Q)No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies hereunder or thereunder. The exculpation and indemnification provisions of Section 3(D) shall inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
(R)Award Transfer Restrictions. Except as otherwise provided in the applicable Award Agreement for Awards other than Incentive Stock Options, no Award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No transfer of an Award by a grantee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and such other evidence as the Committee may deem necessary to establish the validity of the transfer. Notwithstanding the foregoing, the Committee may in its discretion permit the transfer of Non-Qualified Stock Options by a Participant to or for the benefit of the Participant’s Immediate Family, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Non-Qualified Stock Options prior to such transfer. The foregoing transfer shall apply to the right to consent to amendments to any Award Agreement evidencing such Option and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with such Option. For purposes of this paragraph, the term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father -in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.
(S)Incapacity. Options and SARs shall be exercisable during a Participant’s lifetime only by the Participant; provided, however, that in the event a Participant is incapacitated and unable to exercise his or her Options or SARs, such Awards may be exercised by the Participant’s legal guardian, legal representative or other representative if the Committee deems such representative appropriate based on applicable
2026 Proxy Statement | Appendix B | 17

Appendix B: 2026 Long Term Incentive Plan

facts and circumstances. The determination of incapacity of a Participant and the determination of an incapacitated Participant’s appropriate representative shall be made by the Committee in its sole discretion.
(T) Recoupment Policy. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.
SECTION 16 - TERM OF THE PLAN
(A)Effective Date. The Plan shall be effective as of the Effective Date.
(B)Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.
2026 Proxy Statement | Appendix B | 18

SCAN TO
VIEW MATERIALS & VOTE

HAVERTYS FURNITURE CLASS A COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86173-P47270 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HAVERTY FURNITURE COMPANIES, INC. CLASS A COMMON STOCK

The Board of Directors recommends a vote FOR its nominees.

Election of Directors

	For All	Withhold All	For All Except
1. Election of Directors: Holders of Class A Common Stock	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Steven G. Burdette
02) L. Allison Dukes
03) Rawson Haverty, Jr.
04) Natalie B. Morhous
05) Vicki R. Palmer
06) Derek G. Schiller
07) E. Kendrick Smith
08) Al Trujillo

	For	Against	Abstain
2. Advisory Vote on Executive Compensation.	☐	☐	☐
3. Approval of the 2026 Long-Term Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.	☐	☐	☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

HAVERTYS FURNITURE CLASS A COMMON STOCK

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V86174-P47270

HAVERTY FURNITURE COMPANIES, INC.
CLASS A COMMON STOCK

P
R
O
X
Y

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 11, 2026

By signing this proxy you appoint Brendan P. McGill and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares of Havertys Furniture Class A Common Stock you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments thereof. The Annual Meeting will be held on May 11, 2026, at the Courtyard Baltimore Downtown/Inner Harbor, 1000 Aliceanna St, Baltimore, Maryland 21202, at 10:00 a.m.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

SEE REVERSE SIDE

SCAN TO
VIEW MATERIALS & VOTE

HAVERTYS FURNITURE COMMON STOCK

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE BE SURE TO VOTE ALL CLASSES OF STOCK THAT YOU OWN.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86175-P47270 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC. COMMON STOCK

The Board of Directors recommends a vote FOR its nominees.

Election of Directors

	For All	Withhold All	For All Except
1. Election of Directors: Holders of Common Stock	☐	☐	☐

01) Michael R. Cote
02) G. Thomas Hough
03) Clarence H. Smith

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
2. Advisory Vote on Executive Compensation.	☐	☐	☐
3. Approval of the 2026 Long-Term Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.	☐	☐	☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

HAVERTYS FURNITURE COMMON STOCK

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V86176-P47270

HAVERTY FURNITURE COMPANIES, INC.
COMMON STOCK

P
R
O
X
Y

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 11, 2026

By signing this proxy you appoint Brendan P. McGill and Belinda J. Clements, or either of them, proxies with full power of substitution to represent and vote all the shares of Havertys Furniture Common Stock you are entitled to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments thereof. The Annual Meeting will be held on May 11, 2026, at the Courtyard Baltimore Downtown/Inner Harbor, 1000 Aliceanna St, Baltimore, Maryland 21202, at 10:00 a.m.

Please be sure to vote all classes of stock that you own.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

SEE
REVERSE
SIDE

V86189-P47270

Your **Vote** Counts!

HAVERTY FURNITURE COMPANIES, INC.

2026 Annual Meeting
Vote by May 10, 2026
11:59 PM ET

You invested in HAVERTY FURNITURE COMPANIES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 11, 2026.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 27, 2026. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

May 11, 2026
10:00 a.m.

Courtyard Baltimore
Downtown/Inner Harbor
1000 Aliceanna St
Baltimore, Maryland 21202

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors: Holders of Class A Common Stock 01) Steven G. Burdette 02) L. Allison Dukes 03) Rawson Haverty, Jr. 04) Natalie B. Morhous 05) Vicki R. Palmer 06) Derek G. Schiller 07) E. Kendrick Smith 08) Al Trujillo	For
2. Advisory Vote on Executive Compensation.	For
3. Approval of the 2026 Long-Term Incentive Plan.	For
4. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V86190-P47270

Your **Vote** Counts!

HAVERTY FURNITURE COMPANIES, INC.

2026 Annual Meeting
Vote by May 10, 2026
11:59 PM ET

V86191-P47270

You invested in HAVERTY FURNITURE COMPANIES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 11, 2026.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 27, 2026. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

May 11, 2026
10:00 a.m.

Courtyard Baltimore
Downtown/Inner Harbor
1000 Aliceanna St
Baltimore, Maryland 21202

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors: Holders of Common Stock 01) Michael R. Cote 02) G. Thomas Hough 03) Clarence H. Smith	For
2.	Advisory Vote on Executive Compensation.	For
3.	Approval of the 2026 Long-Term Incentive Plan.	For
4.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.	For

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V86192-P47270